                                                                    EXHIBIT 10.3



                      PURCHASE AND CONTRIBUTION AGREEMENT

                           DATED AS OF JUNE ___, 1999

                                     AMONG

                                BCI (USA), LLC,

                              WILLIAM J. BRESNAN,

                     BLACKSTONE BC CAPITAL PARTNERS, L.P.,

                 BLACKSTONE BC OFFSHORE CAPITAL PARTNERS, L.P.,

               BLACKSTONE FAMILY INVESTMENT PARTNERSHIP III L.P.,

                              TCI BRESNAN LLC and

                      TCID OF MICHIGAN, INC., as Sellers,

                                      AND

                  CHARTER COMMUNICATIONS HOLDING COMPANY, LLC,

                                    as Buyer

                               TABLE OF CONTENTS

                                                                            Page


ARTICLE 1        CERTAIN DEFINITIONS       1
         1.1     Terms Defined in this Section    1
         1.2     Terms Defined Elsewhere in this Agreement  11
         1.3     Rules of Construction     13

ARTICLE 2        SALE AND PURCHASE OF PURCHASED INTERESTS;
                 PURCHASE PRICE   14
         2.1     Sale and Purchase of Purchased Interests; Contribution of
                 Contributed Interests     14
         2.2     Purchase Price for Purchased Interests     14
         2.3     Adjustments to Purchase Price     15
         2.4     Payment at Closing        17
         2.5     Post-Closing Purchase Price Adjustments    18

ARTICLE 3        REPRESENTATIONS AND WARRANTIES OF THE SELLERS      20
         3.1     Organization and Ownership of Partnership  20
         3.2     Authorizations; No Conflict; Required Consents     21
         3.3     Partnership Assets        22
         3.4     System Franchises, System Licenses, and System Contracts    22
         3.5     Real Property    23
         3.6     Environmental    24
         3.7     Compliance with Legal Requirements         25
         3.8     Intellectual Property     25
         3.9     Financial Statements; Absence of Certain Changes or Events  25
         3.10    Litigation       26
         3.11    Tax Returns      26
         3.12    Employment Matters        27
         3.13    Partnership Systems Information   31
         3.14    Finders and Brokers       31
         3.15    Transactions with Affiliates      31
         3.16    Competition      31
         3.17    Pending Transactions      32
         3.18    Acquisition Agreement Schedules; Schedule References        32
         3.19    Securities Law Matters    32

ARTICLE 4        REPRESENTATIONS AND WARRANTIES OF BUYER    32
         4.1     Organization; Authority   32
         4.2     Authorization and Binding Obligation       33
         4.3     No Conflict; Required Consents    33
         4.4     Finders and Brokers       33





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



         4.5     Securities Law Matters    33
         4.6     Investment Company        34
         4.7     Litigation       34
         4.8     Balance Sheet    34
         4.9     Financing        34
         4.10    Capitalization; Delivery of Limited Liability Company Interests     34
         4.11    Pending Buyer Acquisitions        35
         4.12    SEC Filings; Financial Information         35

ARTICLE 5        SPECIAL COVENANTS AND AGREEMENTS  35
         5.1     Access to Premises and Records    35
         5.2     Continuity and Maintenance of Operations; Certain Deliveries and Notices     35
         5.3     Required Consents, Franchise Renewal       38
         5.4     Confidentiality; Press Release    40
         5.5     Cooperation; Commercially Reasonable Efforts       41
         5.6     HSR Act  41
         5.7     Tax Matters      42
         5.8     Certain Financing Matters         44
         5.9     Consent and Agreements of Sellers and Buyer        45
         5.10    WARN Act         46
         5.11    Programming and Other Commitments          46
         5.12    401(k) Plans     46
         5.13    Notification of Certain Matters   46
         5.14    Offers   46
         5.15    Buyer Acquisition Documents       47
         5.17    Restructuring of the Partnership  47

ARTICLE 6        CONDITIONS TO OBLIGATIONS OF BUYER AND SELLERS     48
         6.1     Conditions to Buyer's Obligations          48
         6.2     Conditions to Sellers' Obligations         49

ARTICLE 7        CLOSING AND CLOSING DELIVERIES    50
         7.1     The Closing; Time and Place       50
         7.2     Deliveries by Sellers     50
         7.3     Deliveries by Buyer       51

ARTICLE 8         TERMINATION.    52
         8.1     Termination by Agreement  52
         8.2     Termination by the Sellers        52
         8.3     Termination by Buyer      52
         8.4     Effect of Termination     53
         8.5     Attorneys' Fees  54

ARTICLE 9        MISCELLANEOUS    54

         9.1     Fees and Expenses         54
         9.2     Notices  54
         9.3     Benefit and Binding Effect        55
         9.4     Further Assurances        56
         9.5     GOVERNING LAW    56
         9.6     Entire Agreement          56
         9.7     Amendments; Waiver of Compliance  56
         9.8     Counterparts     56
         9.9     Rights Cumulative         56
         9.10    Survival         56
         9.11    Limitation of Recourse against Sellers     57
         9.12    Limitation of Recourse against Buyer       58
         9.13    Specific Performance      59
         9.14    Commercially Reasonable Efforts   59
         9.15    Construction     59

                TABLE OF SCHEDULES ATTACHED TO DISCLOSURE LETTER

                 Schedule                         Description
                 --------                         -----------
                 Schedule 3.1                     Organization and Ownership of Partnership
                 Schedule 3.2                     Conflicts; Required Consents
                 Schedule 3.3(a)                  Permitted Liens
                 Schedule 3.3(b)                  Tangible Personal Property
                 Schedule 3.4                     System Franchises, System Licenses and System Contracts
                 Schedule 3.5                     Real Property
                 Schedule 3.6                     Environmental
                 Schedule 3.7                     Compliance with Legal Requirements
                 Schedule 3.8                     Intellectual Property
                 Schedule 3.9                     Absence of Certain Changes or Events
                 Schedule 3.10                    Partnership and Seller Litigation
                 Schedule 3.11                    Tax Matters
                 Schedule 3.12                    Employment Matters
                 Schedule 3.13                    Partnership Systems Information
                 Schedule 3.15                    Transactions with Affiliates
                 Schedule 3.16                    Competition

                 Schedule 3.17                    Acquisition Agreements
                 Schedule 4.7                     Buyer Litigation
                 Schedule 4.10(a)                 Rights in Buyer's Securities
                 Schedule 4.11                    Pending Buyer Acquisitions
                 Schedule 4.12(b)                 Buyer Cash Flow Statements
                 Schedule 5.2-I                   Post-Signing Operations
                 Schedule 5.2-II                  Partnership's Budget
                 Schedule 5.2(g)                  Permitted Activities
                 Schedule 5.9                     Excluded Assets
                 Schedule 6.1                     Scheduled Subscribers


                               TABLE OF EXHIBITS

Exhibit                   Description
-------                   -----------

Exhibit A                 Sellers' Proportionate Interests

Exhibit B                 Designated Programming Services

Exhibit C                 Fourth Amendment to Contribution Agreement

Exhibit D                 Adjustment Escrow Agreement

Exhibit E                         Operating Agreement Term Sheet

Exhibit F                         Exchange Agreement Term Sheet

Exhibit G                         Form of Registration Rights Agreement

Exhibit H                         Form of Put Agreement

Exhibit I                 LLC Unit Formula

Exhibit J                 Form of TCI Put Agreement


                      PURCHASE AND CONTRIBUTION AGREEMENT

         THIS PURCHASE AND CONTRIBUTION AGREEMENT (this "Agreement") is entered into as of June ___, 1999, by and among BCI (USA), LLC, a Delaware limited liability company (the "General Partner"), and William J. Bresnan ("WBresnan"), Blackstone BC Capital Partners L.P., a Delaware limited partnership ("BBC"), Blackstone BC Offshore Capital Partners L.P., a Cayman Islands exempted limited partnership ("BBCO"), Blackstone Family Investment Partnership III L.P., a Delaware limited partnership ("BFI"), TCID of Michigan, Inc., a Nevada corporation ("TCID-MI") and TCI Bresnan LLC ("TCI LLC"), as Sellers, and Charter Communications Holding Company, LLC, a Delaware limited liability company ("Buyer").

                                    RECITALS

         The General Partner owns all of the general partnership interests in Bresnan Communications Company Limited Partnership, a Michigan limited partnership (the "Partnership"). The Sellers are each limited partners of the Partnership and own, in the aggregate, all of limited partnership interests in the Partnership. Buyer desires to acquire all the partnership interests in the Partnership, and the General Partner, WBresnan, BBC, BBCO, BFI, TCID-MI and TCI LLC (referred to collectively as the "Sellers" and individually as a "Seller") desire to sell and contribute to Buyer such partnership interests in the Partnership, in each case for the consideration and on the terms and conditions set forth in this Agreement.

                                   AGREEMENTS

         In consideration of the above recitals and of the mutual agreements and covenants contained in this Agreement, the parties to this Agreement, intending to be bound legally, agree as follows:

12.      CERTAIN DEFINITIONS

         0.1. Terms Defined in this Section . The following terms, as used in this Agreement, have the meanings set forth in this Section:

         "1992 Cable Act" means the Cable Television Consumer Protection and Competition Act of 1992, as amended, and the FCC rules and regulations promulgated thereunder, all as in effect from time to time.

         "Acquisition Agreement Service Area" refers to the cable television systems to be acquired by the Partnership or the Subsidiaries under the Acquisition Agreements and means either (i) any geographic area in which the seller under any Acquisition Agreement provides cable television service and an Acquisition Agreement System Franchise is not required pursuant to applicable Legal Requirements, or (ii) with respect to an Acquisition Agreement System Franchise, the geographic area in which such seller is authorized to provide cable television service pursuant to such Acquisition Agreement System Franchise.

         "Acquisition Agreement System Franchises" means all franchise agreements, operating permits or similar governing agreements, instruments, resolutions, statutes, ordinances, approvals, authorizations and permits obtained from any Franchising Authority in connection with the cable television systems to be acquired by the Partnership or the Subsidiaries under the Acquisition Agreements.

         "Acquisition Agreements" means those binding agreements described on
Schedule 3.17 pursuant to which the Partnership or a Subsidiary has agreed to acquire cable television systems and those non-binding expressions of intent to which the Partnership or a Subsidiary is a party as of the date of this Agreement pursuant to which the Partnership has indicated an intent to acquire cable television systems.

         "Adjustment Time" means 11:59 p.m., Eastern time, on the day before the Closing Date.

         "Affiliate" means, with respect to any Person, any other Person controlling, controlled by or under common control with the specified Person, where "control" means the ownership, directly or indirectly, of voting securities representing the right generally to elect a majority of the directors (or similar officials) of a Person or the possession, by contract or otherwise, of the authority to direct the management and policies of a Person.

         "Basic Services" means the lowest tier of cable television service offered to subscribers of a Partnership System that includes the retransmission of local broadcast signals as defined by the Cable Act and the 1992 Cable Act.

         "BCG S-4" means that Form S-4 Registration Statement filed with the SEC as of May 3, 1999 (File No. 333-77637) by Bresnan Communications Group LLC and Bresnan Capital Corporation.

         "Business Day" means any day other than a Saturday, Sunday or a day on which the banking institutions in New York, New York are required or authorized to be closed.

         "Cable Act" means the Cable Communications Policy Act of 1984, as amended, and the FCC rules and regulations promulgated thereunder, all as in effect from time to time.

         "Charter Documents" means the articles or certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company operating agreement, articles of association, and similar charter documents, as applicable to any Person other than an individual.

         "Closing" means the consummation of the purchase and sale of the Purchased Interests and the contribution of the Contributed Interests pursuant to this Agreement in accordance with the provisions of Article 7.

         "Code" means the Internal Revenue Code of 1986, as amended, and the Treasury

Regulations promulgated thereunder, all as in effect from time to time.

         "Communications Act" means the Communications Act of 1934, as amended, and the FCC rules and regulations promulgated thereunder, all as in effect from time to time.

         "Contract" means any contract, mortgage, deed of trust, bond, indenture, lease, license, note, franchise, certificate, option, warrant, right or other instrument, document, obligation or agreement, whether written or oral.

         "Contribution Agreement" means the Contribution Agreement among the Partnership, TCID-MI and various of its Affiliates, predecessors of BBC, BBCO and BFI, WBresnan and predecessors of the General Partner, dated as of June 3, 1998, as amended on September 17, 1998, on February 2, 1999 and on the date of this Agreement.

         "Copyright Act" means the Copyright Act of 1976, as amended and in effect from time to time.

         "Corporate Office" means 709 Westchester Avenue, White Plains, New York 10604.

         "Credit Facility" means the Loan Agreement dated as of February 2, 1999 among Bresnan Telecommunications Company LLC, the lenders party thereto and Toronto Dominion (Texas), Inc., as Administrative Agent for the lenders, and the Arranging Agents, Syndication Agent, Documentation Agents and Joint Book Managers and Joint Lead Arrangers, as further set forth therein, as it may be amended.

         "Environmental Law" means any binding applicable Legal Requirement concerning the protection of the environment and public or employee health (to the extent relating to the environment), including Legal Requirements relating to emissions, discharges, releases or threatened releases of Hazardous Substances into the environment, air (including both ambient and within buildings and other structures), surface water, ground water or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

         "Equity Agreements" means the Operating Agreement, the Exchange Agreement, the Registration Rights Agreement, the Put Agreement and the TCI Put Agreement.

         "Equivalent Basic Subscribers" means, as of the Closing Date or any other date of determination and for each Partnership System, without duplication, the aggregate of all of the following that are receiving Basic Services provided by the Partnership Systems: (a) private residential customer accounts that are billed by the Partnership by individual unit (regardless of whether such accounts are in single family homes or in individually billed units in apartment houses and other multi-unit buildings, but exclusive of secondary outlets and courtesy accounts), each of which shall be counted as one "Equivalent Basic Subscriber"; and (b) all commercial, bulk-billed and other accounts not billed by individual unit, such as hotels, motels, apartment





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




houses and multi-family homes, provided that the number of "Equivalent Basic Subscribers" serviced by each such account shall be deemed to be an amount equal to the quotient of (x) the aggregate monthly revenue for Basic Services and Expanded Basic Services derived by the Partnership Systems from such accounts, in each case for the last calendar month preceding the date of such determination, divided by (y) the standard monthly fees charged for the provision of Basic Service plus (for accounts receiving Expanded Basic Service) the standard monthly fees charged for the provision of Expanded Basic Service. In each case under clause (y) above, such standard monthly fees will be the fees charged to customers served in the same Service Area, as of the date of determination. Notwithstanding the foregoing, the term "Equivalent Basic Subscribers" shall not include any commercial, residential or other subscriber who (i) pays less than the standard rate (excluding bulk accounts) for Basic Services (other than as a result of discounts offered in the ordinary course of business), (ii) has not paid for one full month of service, or (iii) is more than 65 days delinquent from the date of billing on any amount due from such subscriber in excess of $10.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder and published interpretations with respect thereto, all as in effect from time to time.

         "ERISA Affiliate" means, with respect to any Person, a trade or business affiliated within the meaning of Sections 414(b), (c) or (m) of the Code.

         "Exchange Agreement" means the Exchange Agreement by and among the parties named therein, containing the provisions set forth in Exhibit F hereto and such other provisions as contemplated in Section 5.16, which agreement shall, subject to Section 5.16, be executed and delivered on the Closing Date.

         "Excluded Assets" means the Partnership Assets described on Schedule
5.9.

         "Expanded Basic Services" means any CPS tier of any Partnership System designated as such in the rate filings of the Partnership.

         "FCC" means the Federal Communications Commission.

         "Franchising Authorities" means all Governmental Authorities that have issued or granted a System Franchise relating to the operation of a Partnership System.

         "GAAP" means generally accepted accounting principles as in effect in the United States from time to time.

         "General Partnership Interest" means the general partnership interest in the Partnership held by the General Partner.
         "Governmental Authority" means the United States of America, any state, commonwealth, territory or possession of the United States of America and any political





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



subdivision or quasi-governmental authority of any of the same, including any court, tribunal, department, commission, board, bureau, agency, county, municipality, province, parish or other instrumentality of any of the foregoing, and including any Franchising Authority.

         "Hazardous Substances" means (a) any "hazardous waste" as defined by the Resource Conservation and Recovery Act of 1976 (RCRA) (42 U.S.C. Sections 6901 et seq.), as amended, and the rules and regulations promulgated thereunder, all as in effect from time to time; (b) any "hazardous substance" as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (15 U.S.C. Sections 9601 et seq.) (CERCLA), as amended, and the rules and regulations promulgated thereunder, all as in effect from time to time; (c) any substance regulated by the Toxic Substances Control Act
(TSCA) (15 U.S.C. Sections 2601 et seq.), or the Insecticide, Fungicide and Rodenticide Act (IFRA) (7 U.S.C. Sections 136 et seq.), each as amended, and the rules and regulations promulgated thereunder, all as in effect from time to time; (d) asbestos or asbestos-containing material of any kind or character;
(e) polychlorinated biphenyls; (f) any substances regulated under the provisions of Subtitle I of RCRA relating to underground storage tanks; (g) any substance the presence, use, handling, treatment, storage or disposal of which on real property is prohibited by any Environmental Law; and (h) any other substance which by any Environmental Law requires special handling, reporting or notification of any Governmental Authority in its collection, storage, use, treatment or disposal.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and the regulations promulgated by the Federal Trade Commission with respect thereto, all as in effect from time to time.

         "Intellectual Property" means any (i) trademarks, trade dress, trade names, service marks, logos and other similar proprietary rights, (ii) domain names, (iii) copyrights and (iv) patents and patentable know-how, inventions and processes.

         "Judgment" means any judgment, writ, order, injunction, award or decree of any court, judge, justice or magistrate, including any bankruptcy court or judge or the arbitrator in any binding arbitration, and any order of or by any Governmental Authority.

         "Keepwell Agreement" means the letter agreement dated February 2, 1999 addressed to the Partnership and entered into among it and TCI Bresnan LLC, Beatrice Cable TV Company, TCI of Illinois, Inc., Heritage Cablevision of South East Massachusetts, Inc., TCI of Southern Minnesota, Inc., TCI Cablevision of Nebraska, Inc.,WestMarc Development, Inc. and TCID of Michigan, Inc.

         "Knowledge" means, with respect to any Person, the actual knowledge of a particular matter of such Person, or if such Person is an entity, one or more of the principal corporate personnel of such Person, and, with respect to the General Partner, includes the actual knowledge of one or more of the executive vice presidents or more senior officers of the Partnership or regional vice presidents of the Partnership Systems.

         "Leased Real Property" means all leasehold interests in real property that are held for use or used in connection with the Partnership's Business which the Partnership has, or acquires prior to Closing, including those described as Leased Real Property on Schedule 3.5.

         "Legal Requirement" means applicable common law and any statute, ordinance, code or other law, rule, regulation, order, technical or other written standard, requirement, policy or procedure enacted, adopted, promulgated, applied or followed by any Governmental Authority, including any Judgment and all judicial decisions applying common law or interpreting any other Legal Requirement, in each case, as amended.

         "Lien" means any security interest, any interest retained by the transferor under a conditional sale or other title retention agreement, mortgage, lien, pledge, option, encumbrance, adverse interest, constructive exception to, defect in or other condition affecting title or other ownership interest (including reservations, rights of entry, possibilities of reverter, encroachments, easements, rights-of- way, restrictive covenants, leases and licenses) of any kind, which constitutes an interest in or claim against property, whether arising pursuant to any Legal Requirement, System License, System Franchise, System Contract or otherwise.

         "Limited Partnership Interests" means the limited partnership interests in the Partnership held by each of the Sellers.

         "Litigation" means any written claim, action, suit, proceeding, arbitration or hearing that could result in a Judgment, or any written notice of such claim, action, suit, proceeding, arbitration or hearing.

         "Loan Documents" means the Credit Facility and the Senior Indenture.

         "Loan Document Liens" means Liens created by the Loan Documents in favor of the lenders or trustee thereunder.

         "Material Adverse Effect" means a material adverse effect on (i) the Partnership Assets or the business, results of operations or financial condition of the Partnership, taken as a whole, but without giving effect to any effect resulting from changes in conditions (including economic conditions, changes in FCC regulations, or federal, state or local governmental actions, legislation or regulations) that are applicable to the economy or the cable television industry on a national, regional, state or local basis or any changes in technology or competition affecting the business of the Partnership Systems, or (ii) on the ability of any Seller to perform its obligations under this Agreement.

         "MMDS" means multichannel multipoint distribution service. "Multichannel Video Programming Distributor" or "MVPD" means a distributor of cable television services, MMDS, direct broadcast satellite service or television receive-only satellite programming, who makes available for purchase, by subscribers or customers, multiple channels of video programming, other than Persons distributing such services only to multiple dwelling





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



unit or other commercial customers (including hotels, motels, resorts, hospitals, dormitories, prisons, restaurants, bars and similar establishments).

         "Operating Agreement" means the limited liability company agreement of Buyer containing the provisions set forth in Exhibit E hereto and such other provisions as contemplated in Section 5.16, which agreement shall be executed and delivered on the Closing Date.

         "Other Intangibles" means all intangible assets other than System Franchises, System Licenses and System Contracts, including subscriber lists, accounts receivable, claims, patents, and copyrights that are owned, held for use or used in connection with the Partnership's Business and in which the Partnership has, or acquires prior to Closing, any right, title or interest.

         "Other Real Property Interests" means all easements and rights of access (other than those relating to multiple dwelling units) and other interests in real property that are held for use or used in connection with the Partnership's Business and in which the Partnership has, or acquires prior to Closing, any right, title or interest, including those interests described as Other Real Property Interests on Schedule 3.5, but not including Leased Real Property or Owned Real Property.

         "Owned Real Property" means all fee interests in real property that are held for use or used in connection with the Partnership's Business which the Partnership owns, or acquires prior to Closing, including those described as Owned Real Property on Schedule 3.5 and all improvements thereon.

         "Partnership Agreement" means the Bresnan Communications Company Limited Partnership Amended and Restated Limited Partnership Agreement dated as of February 2, 1999, as it may be amended prior to the Closing.

         "Partnership Assets" means all assets, properties, privileges, rights, contracts, licenses, permits, interests and claims, real and personal, tangible and intangible, of every type and description that are owned, leased, held for use or used in connection with the Partnership's Business and in which the Partnership or any Subsidiary has any right, title or interest or acquires any right, title or interest on or before the Closing, including Tangible Personal Property, Owned Real Property, Leased Real Property, Other Real Property Interests, System Franchises, System Licenses, System Contracts, and Other Intangibles.

         "Partnership Systems" means the cable television systems owned and operated by the Partnership or any Subsidiary or any combination of any of them, each of which may be referred to herein individually as a "Partnership System."

         "Partnership's Budget" means the budget for the Partnership's Business for the period and in the form attached hereto as Schedule 5.2-II, as the same may be supplemented or modified by the Partnership with Buyer's consent, which consent will not be unreasonably withheld, conditioned or delayed; except that Buyer's consent will not be required if the Partnership's proposed supplement or modification to the Partnership's Budget (i) would not, in the aggregate after giving effect to the cumulative effect of supplements and modifications, increase the Partnership's gross annual expenses by more than 3% or (ii) reflects the consummation of any Acquisition Agreement, provided that the modification resulting from such consummation is made in a manner consistent with past practices.

         "Partnership's Business" means the cable television business and all related and ancillary businesses and all other businesses conducted by the Partnership or any Subsidiary, whether conducted through the Partnership Systems or otherwise.

         "Pay TV" means a la carte tiers or premium programming services selected by and sold to subscribers on a per channel or per program basis.

         "Permitted Lien" means any (a) Lien securing Taxes, assessments and governmental charges not yet due and payable, (b) zoning law or ordinance or any similar Legal Requirement, (c) right reserved to any Governmental Authority to regulate the affected property, (d) as to Owned Real Property and Other Real Property Interests, any easement, right of way, condition, covenant, restriction or imperfection of title that does not individually or in the aggregate interfere with the right or ability to own, use or operate the Owned Real Property or Other Real Property Interests as they are being used or operated or to convey good and marketable title to such Owned Real Property or Other Real Property Interests, (e) in the case of Owned Real Property and Leased Real Property, any lease or sublease by the Partnership in favor of a third party that is disclosed in the Schedules to this Agreement, (f) in the case of Leased Real Property, the rights of any lessor and any Lien granted by any lessor of Leased Real Property which do not, individually or in the aggregate with any other such Liens, materially interfere with the Partnership's or any Subsidiary's use of such Leased Real Property, (g) any inchoate materialmen's, mechanics', workmen's, repairmen's or other like Liens arising in the ordinary course of business, (h) the Loan Document Liens, (i) Liens described on Schedule 3.3(a), (j) the transfer restrictions created by the Partnership Agreement in favor of the partners thereunder, and (k) recorded exceptions included in any title policy that relates to Owned Real Property that is listed on Schedule 3.5 and was delivered to Buyer prior to execution of this Agreement; provided that "Permitted Lien" will not include any Lien securing a debt (other than the Loan Document Liens) or any Lien that could prevent or impair in any way the conduct of the business of the affected Partnership System as it is currently being conducted.

         "Person" means any natural person, Governmental Authority, corporation, general or limited partnership, limited liability company, joint venture, trust, association or unincorporated entity of any kind.

         "Proportionate Interest" with respect to each Seller means the percentage set forth in Exhibit A, which Exhibit may be attached or amended by the Sellers, in their discretion, at any time prior to Adjustment Time, provided that the sum of the Proportionate Interests for all Sellers shall equal 100%.

         "Put Agreement" means each Put Agreement by and among the parties named therein, substantially in the form of Exhibit H hereto, which agreement shall be executed and delivered as set forth in Section 5.16(d).

         "Registration Rights Agreement" means the Registration Rights Agreement by and among the parties named therein, substantially in the form of Exhibit G hereto, which agreement shall be executed and delivered on the Closing Date.

         "Required Consents" means the consents, permits, approvals and authorizations of Governmental Authorities and other Persons, and filings, notices, and applications with Governmental Authorities and other Persons, necessary to transfer lawfully the Purchased Interests and the Contributed Interests to Buyer or otherwise to consummate lawfully the transactions contemplated by this Agreement.

         "Scheduled Subscribers" means for each Service Area and each Acquisition Agreement Service Area, the approximate number of Equivalent Basic Subscribers served as of a date certain, as set forth on Schedule 6.1.

         "SEC" means the United States Securities and Exchange Commission.

         "Senior Indenture" means the Indenture dated as of February 2, 1999, among Bresnan Communications Group LLC ("BCG"), Bresnan Capital Corporation ("BCC") and State Street Bank and Trust Company, as trustee, pursuant to which BCG and BCC issued their 8% Senior Notes due 2009 and 9-1/4% Senior Discount Notes due 2009.

         "Service Area" means either (i) any geographic area in which the Partnership or its Subsidiaries provides cable television service and a System Franchise is not required pursuant to applicable Legal Requirements, or (ii) with respect to any System Franchise, the geographic area in which the Partnership is authorized to provide cable television service pursuant to such System Franchise.

         "SSI Supply Agreement" means the Satellite Services, Inc. Programming Supply Agreement, between Bresnan Telecommunications Company LLC and Satellite Services, Inc., as applicable to the Partnership's Business on the date of this Agreement, and as may be amended prior to Closing.

         "Subsidiary" means Bresnan Telecommunications Company LLC, Bresnan Public Corporation, Bresnan Telephone of Michigan L.L.C., Bresnan Telephone of Minnesota, L.L.C., Bresnan Communications Group LLC, or Bresnan Capital Corporation, as the context may require.

         "System Contracts" means all pole line agreements, underground conduit agreements, crossing agreements, multiple dwelling, bulk billing or commercial service agreements, leased channel access agreements, retransmission consents, lease agreements for tangible personal property and other Contracts (other than System Franchises and System Licenses) held for use or used in connection with the Partnership's Business and to which the Partnership or a Subsidiary is, or becomes prior to Closing, a party or bound, including those described on Schedule 3.4.

         "System Franchises" means all franchise agreements, operating permits or similar governing agreements, instruments, resolutions, statutes, ordinances, approvals, authorizations and permits obtained from any Franchising Authority in connection with the Partnership's Business, including those listed on Schedule 3.4, including all amendments and modifications thereto and all renewals thereof.

         "System Licenses" means the intangible cable television channel distribution rights, cable television relay service (CARS), business radio and other licenses, earth station registrations, copyright notices and other licenses, authorizations, consents or permits issued by the FCC or any other Governmental Authority in connection with the Partnership's Business (other than System Franchises, System Contracts and Other Real Property Interests), including those described on Schedule 3.4.

         "Tangible Personal Property" means all tangible personal property that is owned, leased, held for use or used in connection with the Partnership's Business and in which the Partnership has, or acquires prior to Closing any right, title or interest, including towers, tower equipment, aboveground and underground cable, distribution systems, headend amplifiers, line amplifiers, microwave equipment, converters, testing equipment, motor vehicles, office equipment, computers and billing equipment, furniture, fixtures, supplies, inventory and other physical assets, the material items of which, including all motor vehicles, are described on Schedule 3.3(b).

         "Tax" or "Taxes," as the context may require, include any income, alternative or add-on minimum tax, gross income, gross receipts, franchise, profits, sales, use, ad valorem, business license, withholding, payroll, employment, excise, stamp, transfer, recording, occupation, premium, property, value added, custom duty, severance, windfall profit or license tax, governmental fee, including estimated taxes relating to any of the foregoing, or other similar tax or other like assessment or charge of similar kind whatsoever together with any interest and any penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such Tax.

         "Tax Returns" means any tax return, declaration of estimated tax, tax report or other tax statement, or any other similar filing, including any schedule or attachment thereto, and including any amendment thereof, required to be submitted to any Governmental Authority with respect to any Tax.

         "TCI Put Agreement" means each TCI Put Agreement by and among the parties named therein, substantially in the form of Exhibit J hereto, which agreement shall be executed and delivered on the Closing Date.

         "Transferable Service Area" means a Service Area or an Acquisition Agreement Service Area with respect to which: (a) no franchise or similar authorization is required for the provision of cable television service in such Service Area or Acquisition Agreement Service Area, (b) no Required Consent is necessary for the transfer of control of any System Franchise or Acquisition Agreement System Franchise for such Service Area or Acquisition Agreement Service Area in connection with the consummation of the transactions contemplated by this Agreement, (c) if a Required Consent is necessary for the transfer of control of any System Franchise or Acquisition Agreement System Franchise for such Service Area or Acquisition Agreement Service Area in connection with the consummation of the transactions contemplated by this Agreement (including any expired System Franchise or Acquisition Agreement System Franchise), an effective consent or approval has been obtained (or shall have been deemed obtained by operation of law in accordance with the provisions of the Cable Act) without the imposition of any condition or any modification that in either case makes, or is reasonably likely to make, the underlying System Franchise or Acquisition Agreement System Franchise materially more onerous or materially reduces in any respect, or is reasonably likely to materially reduce in any respect, the benefits available under the System Franchise or Acquisition Agreement System Franchise in respect of which the Required Consent relates (except, in each case, as approved by Buyer) or (d) if a Required Consent is necessary for the transfer of control of any System Franchise or Acquisition Agreement System Franchise for such Service Area or Acquisition Agreement Service Area in connection with the consummation of the transactions contemplated by this Agreement, the applicable franchising authority does not expressly reject a request for approval to transfer such System Franchise or Acquisition Agreement System Franchise within 120 days after the due and proper submission of a completed Form 394 to such Franchising Authority (plus such extensions of time as are mutually agreed upon by Buyer and Sellers); provided that, with respect to any expired System Franchise or Acquisition Agreement System Franchise for which the Franchising Authority has not granted continuing operation authority to the Partnership or applicable Subsidiary and pursuant to which consent was not required prior to its expiration, the corresponding Service Area or Acquisition Agreement Service Area shall not be a Transferable Franchise Area unless and until the applicable Franchising Authority has either (i) consented to the consummation of the Transactions contemplated by this Agreement, or (ii) renewed such System Franchise or Acquisition Agreement System Franchise.

         "Transaction Documents" means this Agreement, and the other documents, agreements, certificates and other instruments to be executed, delivered and performed by the parties in connection with the transactions contemplated by this Agreement.

         "Units" means common membership interests in Buyer, with the rights and limitations set forth in the Operating Agreement.

         "Upset Date" means May 1, 2000.
         0.1.1. Terms Defined Elsewhere in this Agreement . For purposes of this Agreement, the following terms have the meanings set forth in the sections indicated:

                 Term                                                   Section
                 ----                                                   -------
                 Adjustment Assets                                      Section 2.3(a)(1)
                 Adjustment Escrow Agent                                Section 2.4(b)(1)
                 Adjustment Escrow Agreement                            Section 2.4(b)(1)
                 Adjustment Escrow Amount                               Section 2.4(b)(1)
                 Adjustment Liabilities                                 Section 2.3(a)(2)
                 Agreement                                              First Paragraph
                 Antitrust Division                                     Section 5.6
                 Auditor                                                Section 2.5(a)(2)
                 BBC                                                    First Paragraph
                 BBCO                                                   First Paragraph
                 BCI                                                    Section 5.12
                 BFI                                                    First Paragraph
                 Bresnan Plan                                           Section 5.12
                 Buyer                                                  First Paragraph
                 Capital Expenditures                                   Section 2.3(d)
                 CCH S-4                                                Section 4.12(a)
                 Charter Holdings Value                                 Section 2.1(b)
                 Closing Date                                           Section 7.1
                 commercially reasonable efforts                        Section 9.14
                 Confidential Information                               Section 5.4(a)
                 Contributed Interest                                   Section 2.1(b)
                 Disclosure Letter                                      Section 1.3
                 Equity Consideration                                   Section 2.1(b)
                 Estimated Purchase Price                               Section 2.4(a)
                 Excluded Rights                                        Section 5.9(e)
                 Final Closing Statement                                Section 2.5(a)(1)
                 Final Purchase Price                                   Section 2.5(b)(1)(A)
                 FTC                                                    Section 5.6
                 General Partner                                        First Paragraph

                 Partnership                                            First Paragraph
                 Partnership ERISA Affiliates                           Section 3.12(b)
                 Partnership Plans                                      Section 3.12(b)
                 Partnership's Financial Statements                     Section 3.9
                 Pending Buyer Acquisitions                             Section 4.11
                 Preliminary Closing Statement                          Section 2.4
                 Preliminary Purchase Price                             Section 2.4(b)(2)
                 PublicCo                                               Section 5.16(c)
                 Purchase Guaranty                                      Section 9.12
                 Purchase Price                                         Section 2.2
                 Purchased Interests                                    Section 2.1
                 reasonable commercial efforts                          Section 9.14
                 Seller                                                 Recitals
                 Shared Reduction Amount                                Section 2.3(a)
                 Subscriber Adjustment                                  Section 2.3(b)
                 Subscriber Shortfall                                   Section 2.3(b)
                 Subscriber Threshold                                   Section 2.3(b)
                 Subsequent Buyer Acquisition                           Section 5.15
                 Successor Plan                                         Section 5.12
                 TCI LLC                                                First Paragraph
                 TCID-MI                                                First Paragraph
                 Vulcan Puts                                            Section 5.16(d)
                 WARN Act                                               Section 3.12(a)
                 WBresnan                                               First Paragraph

         0.1.2. Rules of Construction . Words used in this Agreement, regardless of the gender and number specifically used, shall be deemed and construed to include any other gender and any other number as the context requires. As used in this Agreement, the word "including" is not limiting, and the word "or" is not exclusive. Except as specifically otherwise provided in this Agreement in a particular instance, a reference to a Section is a reference to a Section of this Agreement, a reference to an Exhibit is a reference to an Exhibit to this Agreement, a reference to a Schedule is a reference to a Schedule to that Disclosure Letter delivered on the date of this Agreement (the "Disclosure Letter"), and the terms "hereof," "herein," and other like terms refer to this Agreement as a whole, including the Schedules and the Exhibits to this Agreement, and not solely to any particular part of this Agreement. The descriptive headings in this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. Any reference in this Agreement to a "day" or a number of "days" (without the explicit qualification of Business) will be interpreted as a reference to a calendar day or number of calendar days. If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice will be deferred until, or may be taken or given on, the next Business Day.

                 0.1.3.SALE AND PURCHASE OF PURCHASED INTERESTS; PURCHASE PRICE

         0.2. Sale and Purchase of Purchased Interests; Contribution of Contributed Interests .

                 0.2.1. Subject to the terms and conditions set forth in this Agreement, each Seller hereby agrees to sell, transfer, and deliver to Buyer at the Closing, and Buyer hereby agrees to purchase at the Closing, the partnership interests specified below (the "Purchased Interests"), free and clear of all Liens:

                          0.2.1.1.         from the General Partner, the entire
General Partnership Interest; and

                          0.2.1.2.         from each Seller, that portion of
its Limited Partnership Interest that is not represented by a Contributed Interest.

                 0.2.2. TCI LLC agrees to contribute to Buyer all of its Limited Partnership Interest, and each other Seller agrees to contribute to Buyer a portion of its Limited Partnership Interest, in each case free and clear of all Liens and subject to the Legal Requirements (each such contributed Limited Partnership Interest, a "Contributed Interest"). The aggregate interest in the Partnership represented by the Contributed Interests will be a fraction, the numerator of which is $1,000,000,000 plus the Shared Reduction Amount, if any, and the denominator of which is $3,100,000,000, as adjusted pursuant to Section 2.3 plus the Shared Reduction Amount, if any. The percentage of each Seller's (other than TCI LLC's) Limited Partnership Interest represented by the Contributed Interest shall be set forth in a written notice delivered to Buyer at least two days prior to Closing. In exchange for such contribution to Buyer, each Seller shall receive Units in Buyer (the "Equity Consideration"). The number of Units issued to Sellers will be calculated as set forth on Exhibit I. For purposes of this Section 2.1, if the Adjustment Assets exceed the Adjustment Liabilities, the "Shared Reduction Amount" will be zero, and otherwise, the "Shared Reduction Amount" will equal one-half of the difference between the Adjustment Liabilities and the Adjustment Assets, as calculated on the Preliminary Closing Statement, provided that the Shared Reduction Amount shall in no event be greater than $15,000,000.

         0.3. Purchase Price for Purchased Interests . Buyer shall pay and deliver to the Sellers, by wire transfer of immediately available funds to one or more accounts of the Sellers, as designated in writing by the Sellers not later than the Business Day before Closing, as consideration for the sale of the Purchased Interests an aggregate amount in cash equal to $2,100,000,000, subject to adjustment as provided in
Section 2.3 (the "Purchase Price") and subject to the provisions of Sections
2.4 and 2.5. Buyer shall have no liability or obligation arising from its allocation of the Purchase Price among the Sellers, provided that Buyer complies with the written instructions of the Sellers provided under the preceding sentence.

         0.4.    Adjustments to Purchase Price .

                 0.4.1. Working Capital Adjustment. The Purchase Price shall be increased by the amount of the Adjustment Assets as of the Adjustment Time and shall be decreased by the Adjustment Liabilities as of the Adjustment Time.

                          0.4.1.1.         Subject to the other provisions of
this Section 2.3(a), "Adjustment Assets" means the sum of: (A) cash and cash equivalents (but only to the extent such cash is held by the Partnership and the Subsidiaries at the Closing), (B) Eligible Accounts Receivable net of any credit balances owed to cable television subscribers of the Partnership Systems, (C) Prepaid Expenses, (D) Deposits, and (E) Other Current Assets, in each case of clauses (A) through (E) computed for the Partnership and the Subsidiaries as of the Adjustment Time on a consolidated basis and without duplication in accordance with GAAP applied on a basis consistent with the preparation of the Partnership's Financial Statements.

                                  (I)      "Eligible Accounts Receivable" means
the face amount of all Subscriber Accounts Receivable that are 60 or fewer days past due as of the Adjustment Time, all Advertising Accounts Receivable that are 120 days or fewer past due as of the Adjustment Time and all other accounts receivable. No Subscriber Accounts Receivable that are more than 60 days past due and no Advertising Accounts Receivable that are more than 120 days past due will be included in Eligible Accounts Receivable.

                                  (II)     "Subscriber Accounts Receivable"
means accounts receivable of the Partnership and the Subsidiaries (excluding Advertising Accounts Receivable) resulting from the provision of cable television service by the Partnership Systems to active subscribers as of the Adjustment Time and that relate to periods prior to the Adjustment Time. For purposes of making "past due" calculations to determine whether Subscriber Accounts Receivable are Eligible Accounts Receivable, the subscriber billing statements will be deemed to be due and payable on the first day of the period during which the service to which such billing statements relate is provided.
                                  (III)    "Advertising Accounts Receivable"
means accounts receivable of the Partnership and the Subsidiaries resulting from advertising on a Partnership System or another cable television system sold either directly by the Partnership and the Subsidiaries or by an ad sales representative or an advertising agency of the Partnership and the Subsidiaries or through an advertising interconnect partnership or otherwise. For purposes of making "past due" calculations to determine whether Advertising Accounts Receivable are Eligible Accounts Receivable, invoices will be deemed to be due and payable upon date of invoice.

                                  (IV)     "Prepaid Expenses" means the book
value of prepaid expenses of the Partnership and the Subsidiaries (but only to the extent constituting a current asset and only to the extent that such prepaid expenses will accrue to the benefit of the Partnership and the Subsidiaries upon and after the Adjustment Time).

                                  (V)      "Deposits" means all monies which
are on deposit with third parties as of the Adjustment Time for the account of the Partnership or the Subsidiaries or as security for the performance of their respective obligations, including deposits on real property leases and deposits for utilities that will accrue to the benefit of the Partnership or the Subsidiaries upon and after the Adjustment Time.

                                  (VI)     "Other Current Assets" means all
other current assets of the Partnership and the Subsidiaries; provided, however, notwithstanding any provision of this Agreement to the contrary, Adjustment Assets shall not include inventory or accounts receivable that are not Eligible Accounts Receivable.

                          0.4.1.2.         Subject to the other provisions of
this Section 2.3(a), "Adjustment Liabilities" means the sum of: (A) Accounts Payable, (B) Subscriber Prepayments and Deposits, (C) Deferred Revenue, and (D) Other Current Liabilities, in each case of clauses (A) through (D) computed for the Partnership and the Subsidiaries as of the Adjustment Time on a consolidated basis and without duplication in accordance with GAAP applied on a basis consistent with the preparation of the Partnership's Financial Statements.

                                  (I)      "Accounts Payable" means the book
value of all accounts payable of the Partnership and the Subsidiaries.

                                  (II)     "Subscriber Prepayments and
Deposits" means the sum of (1) all outstanding deposits of subscribers of the Partnership Systems for converters, decoders and similar items (and, if required to be paid to such subscribers, accrued interest thereon), and (2) all payments received by the Partnership and the Subsidiaries prior to the Adjustment Time for services to be rendered to subscribers of the Partnership Systems after the Adjustment Time.

                                  (III)    "Deferred Revenue" means liabilities
to subscribers representing advance billings for services to be performed by the Partnership and the Subsidiaries after the Adjustment Time.
                                  (IV)     "Other Current Liabilities" means
all other current liabilities of the Partnership and the Subsidiaries, including accrued expenses.

                          0.4.1.3.         For purposes of making the
adjustments pursuant to this Section 2.3(a), revenues and expenses shall be treated as prepaid or accrued so as to reflect the principle that revenues and expenses will be prorated so that the revenues and expenses attributable to the period prior to the Adjustment Time shall be for the account of Sellers and the revenues and expenses attributable to the period after the Adjustment Time shall be for the account of Buyer.

                 0.4.2. Subscriber Adjustment. The Purchase Price shall be decreased by the dollar amount equal to the product of (1) the Subscriber Shortfall multiplied by (2) $4,492 (such decrease, the "Subscriber Adjustment"). For purposes of this Agreement, the "Subscriber Shortfall" equals the number, if any, by which the total number of Equivalent Basic Subscribers for all of the Partnership Systems as of the Adjustment Time (as adjusted in accordance with the following sentence) is less than 665,850. If any Acquisition Agreement remains pending but not yet consummated prior to the Adjustment Time, then (i) the number of Equivalent Basic Subscribers of cable television systems that the Partnership intends to acquire by such Acquisition Agreement, as set forth on Schedule 3.17, will solely for purposes of this
Section 2.3(b) be deemed to be Equivalent Basic Subscribers of the Partnership Systems as of the Adjustment Time and (ii) the Partnership debt, for purposes of Section 2.3(c), will be deemed to be increased on a pro forma basis by the purchase price under such Acquisition Agreement.

                 0.4.3. Debt Adjustment. The Purchase Price shall be decreased by the sum of (1) all obligations of the Partnership and the Subsidiaries for borrowed money (including all accrued and unpaid interest unless otherwise taken into account in Section 2.3(a)) under the Loan Documents and under any bonds, debentures, notes, indentures, mortgages, or similar instruments to which the Partnership or any of the Subsidiaries are a party or by which any of them are bound, (2) all capital lease obligations of the Partnership and the Subsidiaries and (3) any other non-current liabilities (other than deferred taxes, launch support payments and other items that do not reflect a cash obligation of the Partnership), each as calculated as of the Closing Date in accordance with GAAP.

                 0.4.4. Adjustment for Capital Expenditures. (1) The Purchase Price shall be decreased by the amount (if any) by which $73,467,300 exceeds the amount of Capital Expenditures. "Capital Expenditures" shall mean capital expenditures made by the Partnership and the Subsidiaries on a consolidated basis between January 1, 1999 and the Closing in connection with the upgrade or rebuild of plant, headend consolidation or system interconnection, data services equipment, reverse activation and any other expenditures approved in writing by Buyer plus the cost of inventory acquired by the Partnership during such period for use in connection with any of the foregoing, but which costs have not yet been accounted for as a capital expenditure (to reflect the principle that all adjustments be made without duplication).

                          (2)  The Purchase Price shall be increased by the
amount of any Capital Expenditures incurred with respect to capital projects that are not contemplated in the Partnership's Budget, provided that Buyer provides express prior written consent (in its sole and absolute discretion) to the incurrence of such Capital Expenditures.

         0.5.    Payment at Closing .

                 0.5.1. No later than ten Business Days prior to the date scheduled for the Closing, the General Partner, in its capacity as the representative of the Sellers, shall prepare and deliver to Buyer a written report in reasonable detail (the "Preliminary Closing Statement") setting forth the Sellers' estimate of the Purchase Price, as determined in accordance with this Article 2. The Preliminary Closing Statement shall be prepared by the General Partner in its capacity as the representative of the Sellers in good faith and shall be certified by the General Partner, in such capacity, to be its good faith estimate of the Purchase Price and the other amounts set forth therein as of the date thereof. The Preliminary Closing Statement will be accompanied by appropriate documentation supporting the amounts set forth therein and such additional information as Buyer shall reasonably request relating to the matters set forth in the Preliminary Closing Statement. The Sellers shall provide to Buyer reasonable access, upon reasonable notice, to all records in their possession for purposes of verification of the Preliminary Closing Statement. The Purchase Price to be delivered at the Closing shall be determined on the basis of the Preliminary Closing Statement, with any changes thereto mutually agreed to by the Sellers and Buyer (the "Estimated Purchase Price").

                 0.5.2.   At Closing, Buyer shall pay cash as follows:

                          0.5.2.1.         Buyer shall pay cash to Chase
Manhattan Bank or other escrow agent mutually satisfactory to the parties (the "Adjustment Escrow Agent") in an amount equal to $10,000,000 (the "Adjustment Escrow Amount"), such cash to be held by the Adjustment Escrow Agent in escrow on behalf of the parties substantially in accordance with the terms of the escrow agreement attached as Exhibit D (the "Adjustment Escrow Agreement") and
Section 2.5;

                          0.5.2.2.         Buyer shall pay cash to Sellers in
an aggregate amount equal to the excess of (i) the Estimated Purchase Price over (ii) the Adjustment Escrow Amount (such excess, the "Preliminary Purchase Price").

                 0.5.3. None of the Adjustment Escrow Amount will be available for any purpose, other than as described in Section 2.5(b), and the Adjustment Escrow Amount shall not be available to satisfy any other obligations of Sellers under this Agreement or otherwise.

         0.6.    Post-Closing Purchase Price Adjustments .

                 0.6.1.   Final Closing Statement.

                          0.6.1.1.         Within 90 days after the Closing
Date, the Sellers shall prepare and deliver to Buyer a written report (the "Final Closing Statement") setting forth the Sellers' final estimate of the
Purchase Price, as determined in accordance with this Article 2.   The Final
Closing Statement shall be prepared by the General Partner, in its capacity as the representative of the Sellers, in good faith and shall be certified by the General Partner, in such capacity, to be its good faith estimate of the Purchase Price and the other amounts set forth therein as of the date thereof. The Final Closing Statement will be accompanied by appropriate documentation supporting the amounts set forth therein and such additional information as Buyer shall reasonably request relating to the matters set forth in the Final Closing Statement. The Sellers and Buyer will each provide to the other reasonable access, upon reasonable notice, to all records in its possession for purposes of the preparation and verification of the Final Closing Statement.

                          0.6.1.2.         Within 30 days after the date that
the Final Closing Statement is delivered by the Sellers to Buyer, Buyer shall complete its examination thereof and may deliver to the Sellers a written report setting forth any proposed adjustments to any amounts set forth in the Final Closing Statement. If Buyer notifies the Sellers of Buyer's acceptance of the amounts set forth in the Final Closing Statement, the amounts set forth in the Final Closing Statement shall be conclusive, final, and binding on the parties as of the date of such notification. If Buyer fails to deliver its report of any proposed adjustments within the 30-day period specified in the preceding sentence, the amounts set forth in the Final Closing Statement shall be conclusive, final, and binding on the parties as of the last day of such 30-day period. Buyer and the Sellers shall use good faith efforts to resolve any dispute involving the amounts set forth in the Final Closing Statement. If the Sellers and Buyer fail to agree on any amount set forth in the Final Closing Statement within 10 days after the Sellers receive Buyer's report pursuant to this Section 2.5(a), the disputed amounts will be determined within the following 30-day period by Ernst & Young (the "Auditor"). The Auditor shall endeavor to resolve the dispute as promptly as practicable and such auditor's resolution of the dispute shall be final and binding on the parties, and a judgment may be entered thereon in any court of competent jurisdiction. All of the costs and expenses of the Auditor and its services rendered pursuant to this Section 2.5 shall be borne by Buyer, on the one hand, and Sellers, on the other hand, as nearly as possible in the proportion to the amount by which the determination of all matters related to such costs and expenses varies from the positions of Buyer and the Sellers, respectively, on all such matters.

                 0.6.2.   Payment of Purchase Price Adjustments.

                          0.6.2.1.         After final determination of all
amounts (including resolution of disputed amounts under Section 2.5(a)(2)), payments shall be made as follows:

                                  (A)      If the amount of the Purchase Price
as determined pursuant
to Section 2.5(a) ("Final Purchase Price") exceeds the Preliminary Purchase Price, then within three Business Days after the date the amount of the Final Purchase Price is determined, (i) Buyer and the Sellers shall direct the Adjustment Escrow Agent to pay to Sellers the amount of such excess (not to exceed the amounts on deposit in the Adjustment Escrow Account), and (ii) Buyer and the Sellers shall direct the Adjustment Escrow Agent to pay to Buyer the balance (if any) in the Adjustment Escrow Account. To the extent that the Final Purchase Price exceeds the Preliminary Purchase Price by more than the amount on deposit in the Adjustment Escrow Account, Buyer shall pay the remainder of the Final Purchase Price to Sellers within such three Business Day period.

                                  (B)      If the amount of the Preliminary
Purchase Price exceeds the Final Purchase Price, then within three business days after the date on which the amount of the Final Purchase Price is determined, (i) Buyer and the Sellers shall direct the Adjustment Escrow Agent to pay to Buyer in cash all amounts remaining in the Adjustment Escrow Account and (ii) Sellers will pay to Buyer in cash an amount equal to the excess of the Preliminary Purchase Price exceeds the Final Purchase Price.

                          0.6.2.2.         All payments to be made to the
Sellers pursuant to this Section 2.5(b) shall be paid by wire or accounts transfer of immediately available funds to the accounts designated by the Sellers by written notice to Buyer. All payments to be made to Buyer pursuant to this Section 2.5(b) shall be paid by wire or accounts transfer of immediately available funds to one or more accounts designated by Buyer by written notice to the Sellers. Buyer shall have no liability or obligation arising from its allocation among the Sellers of payments made to the Sellers pursuant to this Section 2.5(b), provided that Buyer complies with the written instructions of the Sellers provided under the preceding sentence.

                 0.6.2.2.1.REPRESENTATIONS AND WARRANTIES OF THE SELLERS

         Each Seller represents and warrants, to the extent set forth in
Section 9.11(b) and not jointly and severally, to Buyer as follows:

         0.7.    Organization and Ownership of Partnership .

                 0.7.1. The Partnership is a limited partnership duly formed, validly existing, and in good standing under the laws of the jurisdiction of its formation and has the requisite partnership power and authority to own, lease, and operate its properties and assets and to carry on its business in the places where such properties and assets are now owned, leased, or operated. The Partnership and each of its Subsidiaries is duly qualified and in good standing in all jurisdictions in which the ownership or leasing of the Partnership Assets owned or leased by it or the nature of its activities in connection with the Partnership's Business makes such qualification necessary and in which failure to so qualify would, individually or in the aggregate, have a Material Adverse Effect.

                 0.7.2. The General Partner holds of record and owns beneficially, and as of the

Closing will hold of record and own beneficially, a 1.0% General Partnership Interest, free and clear of all Liens. Each Seller holds of record and owns beneficially, and as of the Closing will hold of record and own beneficially, its respective Limited Partnership Interest, free and clear of all Liens, and the percentage interest of such Seller is as set forth on Schedule 3.1.

                 0.7.3. Except for this Agreement and the Partnership Agreement, such Seller (1) is not party to, and has not granted to any other Person, any options, warrants, subscription rights, rights of first refusal or any other rights providing for the acquisition or disposition of partnership interests or other equity interests in the Partnership, and (2) is not a party to any voting agreement, voting trust, proxy or other agreement or understanding with respect to the voting of any of the Purchased Interests or the Contributed Interests.

         0.8.    Authorizations; No Conflict; Required Consents.

                 0.8.1. Such Seller has the requisite power and authority to execute, deliver and perform this Agreement and the other Transaction Documents to which such Seller is a party according to their respective terms. The execution, delivery, and performance by such Seller of this Agreement and the other Transaction Documents to which such Seller is a party have been duly authorized by all necessary action on the part of such Seller. This Agreement and the other Transaction Documents to which such Seller is a party have been duly executed and delivered by such Seller (or, in the case of Transaction Documents to be executed and delivered at Closing, when executed and delivered will be duly executed and delivered) and constitute (or, in the case of Transaction Documents to be executed and delivered at Closing, when executed and delivered will constitute) the legal, valid, and binding obligation of such Seller, enforceable against such Seller in accordance with their terms, except as the enforceability of this Agreement and such other Transaction Documents may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws affecting creditors' rights generally or by judicial discretion in the enforcement of equitable remedies.

                 0.8.2. Except as described on Schedule 3.2, the execution and delivery by such Seller, the performance by such Seller under, and the consummation of the transactions contemplated by, this Agreement (other than the transactions described in Section 5.17) and the Transaction Documents to which such Seller is a party do not and will not: (a) conflict with or violate any provision of the Charter Documents of such Seller; (b) violate in any material respect any provision of any Legal Requirement applicable to such Seller; (c) require any material consent, approval or authorization of, or filing of any certificate, notice, application, report or other document with, any Governmental Authority or other Person; or (d) (i) materially conflict with, result in a material breach of or constitute a material default under (without regard to requirements of notice, lapse of time or elections of other Persons or any combination thereof), (ii) permit or result in the termination, suspension or material modification of, (iii) result in the material acceleration of (or give any Person the right to accelerate) the performance of such

Seller under, or (iv) result in the creation or imposition of any Lien upon the Purchased Interest or Contributed Interest held by such Seller under, any Contract or other instrument by which such Seller or any of its assets is bound or affected.

                 0.8.3. Except as described on Schedule 3.2, the execution and delivery by such Seller, the performance by such Seller under, and the consummation of the transactions contemplated by, this Agreement (other than the transactions described in Section 5.17) and the Transaction Documents do not and will not: (a) conflict with or violate any provision of the Charter Documents of the Partnership or any Subsidiary; (b) violate in any material respect any provision of any Legal Requirement applicable to the Partnership or any Subsidiary; (c) require any material consent, approval or authorization of, or filing of any material certificate, notice, application, report or other document with, any Governmental Authority or other Person; or (d) (i) materially conflict with, result in a material breach of or constitute a material default under (without regard to requirements of notice, lapse of time or elections of other Persons or any combination thereof), (ii) permit or result in the termination, suspension or material modification of, (iii) result in the material acceleration of (or give any Person the right to accelerate) the performance of the Partnership or any Subsidiary under, or (iv) result in the creation or imposition of any material Lien upon any of the Partnership Assets under, any System Franchise, material System License or any material System Contract by which the Partnership, any Subsidiary or any of the Partnership Assets is bound or affected.

         0.9.    Partnership Assets .

                 0.9.1. The Partnership or a Subsidiary has good and valid title to (or, in the case of the Partnership Assets that are leased, valid leasehold interests in) the Partnership Assets (other than Owned Real Property, Leased Real Property and Other Real Property Interests, as to which representations and warranties in Section 3.5 apply). The Partnership Assets are free and clear of all Liens, except Permitted Liens.

                 0.9.2. Except as set forth on Schedule 3.3(b), the Partnership Assets include substantially all of the assets necessary to permit the Partnership to conduct the Partnership's Business substantially as it is being conducted and operated on the date of this Agreement and to operate the Partnership Systems in material compliance with all Legal Requirements. The Sellers have previously delivered to Buyer a list of the material items of Tangible Personal Property. Except as described on Schedule 3.3(b), the material Tangible Personal Property is in operating condition and repair (ordinary wear and tear excepted) and is suitable for continued use in the manner in which it is presently being used.

         0.10.   System Franchises, System Licenses, and System Contracts .

                 0.10.1. Except as described on Schedules 3.4 or 3.5, neither the Partnership nor any Subsidiary is bound or affected by any of the following: (i) any material lease of real property; (ii) any material lease of personal property that will remain effective for more than one year after Closing or requiring payments by the Partnership or any Subsidiary exceeding $50,000 in aggregate; (iii) franchises for the construction or operation of cable television systems, or Contracts of substantially equivalent effect; (iv) licenses, authorizations, consents or permits of the FCC; (v) other material licenses, authorizations, consents or permits of any other Governmental Authority; (vi) material easements or rights of access; (vii) material pole line and joint line agreements, underground conduit agreements, crossing agreements, or bulk or commercial service agreements; (viii) any Contract for any fiber or fiber capacity lease or use arrangements that provide to any other Person the right to use any fiber or capacity of a Partnership System; (ix) any Contract for any internet access or on-line services arrangements that provide to any other Person the right to use the transmission capacity of a Partnership System to provide internet access or other on-line services over such Partnership System; (x) any Contract or agreement limiting the right of the Partnership or any Subsidiary prior to the Closing, or Buyer or any of its subsidiaries or controlled affiliates at or after the Closing to engage in, or to compete with any Person in, any business, including each contract or agreement containing exclusivity provisions restricting the geographical area in which, or the method by which, any business may be conducted by the Partnership or any Subsidiary prior to the Closing, or Buyer or any of its subsidiaries or controlled Affiliates after the Closing; or (xi) any Contract that is not the subject matter of any other clause of this Section 3.4(a) that will remain effective for more than one year after Closing or requiring payments by the Partnership or any Subsidiary exceeding $50,000 under any single contract or series of related contracts; other than any of the Contracts described in clauses (i) through (vii) or (xi), above, that is entered into after the date of this Agreement in the ordinary course of business or otherwise as a result of consummating any of the Acquisition Agreements.

                 0.10.2. Complete and correct copies of the System Franchises and System Licenses have been delivered by the General Partner to Buyer. Except as described in Schedule 3.4, the System Franchises and System Licenses are currently in full force and effect and are valid and enforceable under all applicable Legal Requirements according to their terms. No event has occurred that, with notice or lapse of time or both, would constitute a material breach, violation or default by the Partnership, any Subsidiary or any Partnership System, and to such Seller's Knowledge, no event has occurred that, with notice or lapse of time or both, would constitute a material breach, violation or default by any other Person, of any material obligations under the System Franchises or the System Licenses. The Partnership and the Subsidiaries are in material compliance with the terms and conditions of all System Franchises and System Licenses and with other applicable material requirements of all Governmental Authorities (including the FCC and the Register of Copyrights) relating to the System Franchises and System Licenses.

                 0.10.3. Complete and correct copies of all System Contracts listed on Schedule 3.4 and all Contracts relating to Leased Real Property and Other Real Property Interests described on Schedule 3.5 have been provided to or made available to Buyer (other than System Contracts designated as "Missing" on Schedule 3.4 or 3.5). Except as otherwise disclosed on
Schedule 3.4, there has not occurred any breach by the Partnership or any subsidiary, which breach is continuing, of any material terms or conditions thereunder, and to such Seller's Knowledge, there has not occurred any default (without regard to requirements of notice, lapse of time, elections of other Persons, or any combination thereof) by any other Person under any material terms or conditions thereunder.

         0.11. Real Property . All Partnership Assets consisting of Owned Real Property, Leased Real Property and material Other Real Property Interests are described on Schedule 3.5. Except as otherwise disclosed on Schedule 3.5 or as would not have a Material Adverse Effect, the Partnership or a Subsidiary holds title to the Owned Real Property free and clear of all Liens (except Permitted Liens). To such Seller's Knowledge, except as otherwise disclosed on
Schedule 3.5, the Partnership or a Subsidiary has valid and enforceable leasehold interests in all Leased Real Property. To such Seller's Knowledge, except for ordinary wear and tear and routine repairs, all of the material improvements, leasehold improvements and the premises of the Owned Real Property and the premises demised under the leases and other documents evidencing the Leased Real Property are in operating condition and repair and are suitable for continued use in the manner in which it is currently being used. Each parcel of Owned Real Property and each parcel of Leased Real Property and any improvements thereon (i) has access to and over public streets or private streets for which the Partnership, a Subsidiary or a Partnership System has a valid right of ingress and egress, and (ii) conforms in is current use and occupancy to all material zoning requirements without reliance upon a variance issued by a Governmental Authority or a classification of the parcel in question as a nonconforming use. There are no pending condemnation, expropriation, eminent domain or similar proceedings affecting, in any material respect, all or any portion of the Owned Real Property, Leased Real Property, or, to such Seller's Knowledge, Other Real Property.

         0.12. Environmental . Except as would not reasonably be expected to result in fines or penalties under Environmental Laws or environmental remediation costs required to be incurred under Environmental Laws:

                 0.12.1. Except as disclosed on Schedule 3.6, to the best of such Seller's Knowledge (i) the Owned Real Property and Leased Real Property currently comply in all material respects with all Environmental Laws, (ii) neither the Partnership nor any Subsidiary has caused any events, conditions, circumstances, activities, practices or incidents (including but not limited to the presence, use, generation, manufacture, disposal, release or threatened release of any Hazardous Substances from or on the Owned Real Property or the Leased Real Property), which could interfere with or prevent continued compliance, or which are reasonably likely to give rise to any liability, based upon or related to the processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any Hazardous Substance from or attributable to the Owned Real Property or Leased Real Property and (iii) there is not any pending or threatened claim or investigation based on Environmental Laws which arises from any condition of any Owned Real Property or Leased Real Property.

                 0.12.2. The General Partner has provided Buyer with complete and correct copies of (i) any studies, reports, surveys or other materials in the Partnership's or any Subsidiary's possession or to which the Partnership or any Subsidiary has access relating to the presence or alleged presence of Hazardous Substances at, on or affecting the Owned Real Property, Leased

Real Property or Other Real Property, (ii) any notices or other materials in the Partnership's or any Subsidiary's possession that were received from any Governmental Authority having the power to administer or enforce any Environmental Laws relating to current or past ownership, use or operation of the Owned Real Property, Leased Real Property or Other Real Property or activities at the Owned Real Property, Leased Real Property or Other Real Property, and (iii) any materials in the Partnership's or any Subsidiary's possession, or to which the Partnership or any Subsidiary has access, relating to any claim, allegation or action by any Person other than a Governmental Entity under any Environmental Law.

                 0.12.3. Except as described on Schedule 3.6, to the Knowledge of such Seller, (i) no aboveground or underground storage tanks are currently or have been located on any Owned Property or Leased Property, and (ii) no Owned Property or Leased Property has been used at any time as a gasoline service station or other facility for storing, pumping, dispensing or producing gasoline or any other petroleum products or wastes.

         0.13.   Compliance with Legal Requirements .  Except as disclosed in
Schedule 3.7, and except for any such noncompliance as has been remedied, each of the Partnership, its Subsidiaries, and the Partnership Systems is in compliance and has been operated in compliance in all material respects with all Legal Requirements (including, without limitation, the Cable Act, the Copyright Act and the FCC's Cumulative Leakage Index, but excluding Legal Requirements for which more specific representations are set forth in Sections 3.6, 3.11 and 3.12). The Partnership has delivered or made available to Buyer complete and correct copies of all FCC forms relating to rate regulation filed by the Partnership, its Subsidiaries or the Partnership Systems with any Governmental Authority with respect to the Partnership Systems and copies of all correspondence from or to the Partnership, its Subsidiaries or the Partnership Systems with any Governmental Authority relating to rate regulation generally and any other Rate Regulatory Matter or specific rates charged to subscribers of the Partnership Systems, and any other documentation prepared by the Partnership, its Subsidiaries or the Partnership Systems supporting an exemption from the rate regulation provisions of the Cable Act claimed by the Partnership, its Subsidiaries or the Partnership Systems with respect to any of the Partnership Systems. The Partnership has made available to Buyer, to the extent in the possession of the Partnership, copies of all FCC forms relating to rate regulation filed with any Governmental Authority with respect to the Partnership Systems by parties other than the Partnership, its Subsidiaries or the Partnership Systems and copies of all correspondence from or to parties other than the Partnership, its Subsidiaries or the Partnership Systems with any Governmental Authority relating to rate regulation generally and any other Rate Regulatory Matter or specific rates charged to subscribers of the Partnership Systems, and any other documentation supporting any exemption from the rate regulation provisions of the Cable Act claimed by the Partnership Systems by parties other than the Partnership, its Subsidiaries or the Partnership Systems.

         0.14. Intellectual Property . The General Partner has delivered to Buyer complete and correct copies of all current reports and filings for the past three years, made or filed with the U.S. Copyright Office pursuant to copyright rules and regulations with respect to the Partnership's Business. Except as set forth on Schedule 3.8, the Partnership and the Subsidiaries do not own or use any Intellectual Property related to and material to the operation of the Partnership Systems and are not a party to any license or royalty agreement with respect to any such Intellectual Property, except for licenses respecting program material and obligations under the Copyright Act applicable to cable television systems generally. To such Seller's Knowledge, except as described on Schedule 3.8, the Partnership Systems and the Partnership's Business have been operated in such a manner so as not to materially violate or infringe upon the rights, or give rise to any rightful material claim of any Person for infringement of Intellectual Property or license.

         0.15. Financial Statements; Absence of Certain Changes or Events . Buyer has received copies of the BCG S-4. The BCG S-4 contains complete and correct copies of the audited consolidated balance sheets of the Partnership and the Subsidiaries and related statements of income, stockholders' equity and cash flows for the fiscal year ended December 31, 1998, as adjusted to reflect the combination of certain assets to reflect the contribution by TCI LLC and its Affiliates to the Partnership on February 2, 1999, including all notes and schedules thereto (all of such financial statements and notes being hereinafter referred to as the "Partnership's Financial Statements"). The Partnership's Financial Statements are in accordance with the books and records of the Partnership and were prepared in accordance with GAAP, except as may be described therein, applied on a consistent basis throughout the periods covered thereby. Except as set forth on Schedule 3.9 and after giving effect to the various transactions consummated on February 2, 1999, and related financings, since December 31, 1998, there has been no (i) event or events (other than any affecting the cable television industry generally) occurred that, individually or in the aggregate, are reasonably likely to result in a Material Adverse Effect and (ii) material change in accounting principles or practices (other than as a result of changes in GAAP) with respect to the Partnership Systems or revaluation by the Partnership of the Partnership Assets for financial reporting, property tax or other purposes. From December 31, 1998 to the date of this Agreement, except with respect to the closing of various transactions on February 2, 1999, and related financings, the Partnership's Business has been conducted only in the usual, regular and ordinary course, except as disclosed on Schedule 3.9 and except where the failure to conduct business in such manner would not have a Material Adverse Effect.

         0.16.   Litigation .

                 0.16.1. Except as set forth in Schedule 3.10: (i) there is no Litigation pending or, to such Seller's Knowledge, threatened against the Partnership or any Subsidiary; and (ii) there is not in existence any Judgment (other than Judgments affecting the cable television industry in general) requiring the Partnership or any Subsidiary to take any action of any kind with respect to the Partnership Assets or the operation of the Partnership Systems.

                 0.16.2. Except as set forth in Schedule 3.10, there is no Litigation pending or, to such Seller's Knowledge, threatened against such Seller which, individually or in the aggregate, is reasonably likely to adversely affect the ability of such Seller to perform its obligations under this Agreement.

         0.17.   Tax Returns .

                 0.17.1. Except as described on Schedule 3.11, the Partnership and the Subsidiaries have duly and timely filed in correct form all federal Tax Returns and all other material Tax Returns required to be filed by it, and all such Tax Returns are complete and correct in all material respects, except where the failure of such Tax Returns to be complete or correct would not result in a material liability to the Partnership or the Subsidiaries. The Partnership and the Subsidiaries have timely paid all material Taxes which have become due and payable on such Tax Returns, except for Taxes reflected in the Partnership's Financial Statements, such amounts as are being contested diligently and in good faith and are not in the aggregate material or Taxes reflected as an adjustment to the Purchase Price under Article 2. Neither the Partnership nor any Subsidiary has received any written notice of, nor does such Seller have any Knowledge of, any deficiency, assessment or audit, or proposed deficiency, assessment or audit from any taxing Governmental Authority that could result in any material liability on behalf of the Partnership.

                 0.17.2. The appropriate Tax Returns of each of the Partnership and the Subsidiaries have not been examined by the Internal Revenue Service for the last six years.

                 0.17.3. Except as set forth in Schedule 3.11, there are no outstanding agreements or waivers extending the statutory period of limitation applicable to any material Tax Returns required to be filed by, or which include, the Partnership or any of the Subsidiaries.

                 0.17.4. Except as set forth in Schedule 3.11, neither the Partnership nor any of the Subsidiaries is subject to any joint venture, partnership or other arrangement or contract which is treated as a partnership for federal income tax purposes, other than ownership of any of the Subsidiaries.

                 0.17.5. Except as set forth in Schedule 3.11, there are no material tax sharing agreements or similar arrangements with respect to or involving the Partnership or any of the Subsidiaries.

                 0.17.6. The Partnership and each of the Subsidiaries (except Bresnan Capital Corporation) has been treated properly as either a partnership or disregarded entity for federal income tax purposes since its inception, respectively.

         0.18.   Employment Matters .

                 0.18.1. Except as set forth on Schedule 3.12, the Partnership and the Subsidiaries have complied in all material respects with all applicable Legal Requirements relating to the employment of labor, including the Worker Adjustment and Retraining Notification Act, as amended (the "WARN Act"), ERISA, continuation coverage requirements with respect to group health plans and those relating to wages, hours, collective bargaining, unemployment insurance, worker's compensation, equal employment opportunity, age and disability discrimination, immigration control and the payment and withholding of Taxes, except as would not have a Material Adverse Effect.

                 0.18.2. With respect to the Partnership, any Subsidiary, and the Partnership Plans (as defined below):

                          0.18.2.1.        Except as is disclosed on Schedule
3.12, (i) neither the Partnership, any Subsidiary nor any of their ERISA Affiliates maintains or sponsors (or ever maintained or sponsored), or makes or is required to make contributions to, any Partnership Plans, (ii) none of the Partnership Plans is or was a "multi-employer plan," as defined in Section 3(37) of ERISA, (iii) none of the Partnership Plans is or was a "defined benefit pension plan" within the meaning of Section 3(35) of ERISA, (iv) none of the Partnership Plans provides or provided post-retirement medical or health benefits (except as required by Section 4980B of the Code or similar Laws), (v) none of the Partnership Plans is or was a "welfare benefit fund," as defined in
Section 419(e) of the Code, or an organization described in Sections 501(c)(9) or 501(c)(20) of the Code, and (vi) neither the Partnership, any Subsidiary, nor any of their ERISA Affiliates has announced or otherwise made any commitment to create or amend any Partnership Plan. There is no Partnership Plan which the Partnership will not be able to terminate immediately after the Closing in accordance with its terms and ERISA. The Partnership has delivered to Buyer true and complete copies of: (i) each of the Partnership Plans and any related funding agreements thereto (including insurance contracts) including all amendments, (ii) the currently effective Summary Plan Description pertaining to each of the Partnership Plans, (iii) the most recent annual report for each of the Partnership Plans (including all relevant schedules), and (iv) the most recent Internal Revenue Service determination letter for each Partnership Plan which is intended to constitute a qualified Partnership Plan under Section 401 of the Code, (v) the most recently filed PBGC Form 1, if applicable, (vi) for each funded Partnership Plan, ERISA-required financial statements.

                          0.18.2.2.        Neither the Partnership, any
Subsidiary nor any of their ERISA Affiliates is subject to any liability, tax or penalty whatsoever to any person or agency whomsoever as a result of engaging in a prohibited transaction under ERISA or the Code, and neither the Partnership, any Subsidiary nor any of their ERISA Affiliates has any knowledge of any circumstances which reasonably might result in any liability, tax or penalty, including, but not limited to, a penalty under Section 502 of ERISA, as a result of a breach of any duty under ERISA or under other laws. There has been no material failure of any Partnership Plan which is required to comply with the provisions of Sections 4980B and 4980C of the Code, or with the requirements referred to in Section 4980D(a) of the Code, to comply. No event has occurred which could subject any Partnership Plan to any material tax under
Section 511 of the Code.

                          0.18.2.3.        Each of the Partnership Plans which
is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service. There has been no failure to administer any of the Partnership Plans in material compliance with the terms of such Partnership Plan, ERISA, the Code and all other applicable laws. All contributions required to be made to each of the Partnership Plans under the terms of that Partnership Plan, ERISA, the Code or any other applicable laws have been timely made. The financial statements of the Partnership delivered to Buyer pursuant to Section 3.9 properly reflect all amounts required to be accrued as liabilities to date under each of the Partnership Plans. Except as set forth on Schedule 3.12, there is no contract, agreement or benefit arrangement covering any employee of the Partnership or any Subsidiary which, individually or collectively, could give rise to the payment of any amount which would constitute an "excess parachute payment" (as defined in Section 280G of the Code). Except as set forth on Schedule 3.12, the execution and performance of this Agreement will not (i) result in any obligation or liability (with respect to accrued benefits or otherwise) of the Partnership or any Subsidiary to any Partnership Plan, or any present or former employee of the Partnership or any Subsidiary, (ii) be a trigger event under any Partnership Plan that will result in any payment (whether of severance pay or otherwise) becoming due to any present or former employee, officer, director, shareholder, contractor, or consultant, or any of their dependents, or (iii) accelerate the time of payment or vesting, or increase the amount, of compensation due to any employee, officer, director, shareholder, contractor, or consultant of the Partnership or any Subsidiary. With respect to any insurance policy which provides, or has provided, funding for benefits under any Partnership Plan, (I) except as described on Schedule 3.12, there is and will be no liability of the Partnership or Buyer in the nature of a retroactive or retrospective rate adjustment, loss sharing arrangement, or actual or contingent liability as of the Closing Date, nor would there be any such liability if such insurance policy were terminated as of the Closing Date, and (II) no insurance company issuing any such policy is in receivership, conservatorship, bankruptcy, liquidation, or similar proceeding, and, to the knowledge of the Partnership or any Subsidiary, no such proceedings with respect to any insurer are imminent.

                          0.18.2.4.        The present value of all accrued
benefits under any Partnership Plans subject to Title IV of ERISA shall not, as of the Closing Date, exceed the value of the assets of such Partnership Plans allocated to such accrued benefits, based upon the applicable provisions of the Code and ERISA, and each such Partnership Plan shall be capable of being terminated as of the Closing Date in a "standard termination" under Section 4041(b) of ERISA. The transactions contemplated hereunder, including without limitation the termination of any Partnership Plans at or prior to the Closing, shall not result in any such withdrawal or other liability under any applicable laws. There are no Liens against the Partnership Assets under Section 412(n) of the Code or Sections 302(f) or 4068 of ERISA. With respect to any multi-employer plan within the meaning of Section 3(37) of ERISA, or any plan subject to Title IV of ERISA, to which the Partnership, any Subsidiary or any of their ERISA Affiliates is or ever was obligated to contribute, (a) there has been no material "reportable event" described in

Sections 4043(c)(1), (2), (3), (5), (6), (7), (10), or (13) of ERISA, (b) no
"accumulated funding deficiency" (as defined in Section 302 of ERISA) or "withdrawal liability" (as determined under Section 4201 et seq. of ERISA) has occurred, exists or is continuing with respect to any such plan other than a multi-employer plan (as defined in Section 3(37) of ERISA), or, to the Knowledge of the Partnership, its Subsidiaries or any of their ERISA Affiliates, with respect to any such plan which is a multi-employer plan (as defined in Section 3(37) of ERISA), (c) no such plan has been terminated other than in accordance with ERISA or at a time when such plan was not sufficiently funded, and (d) there has been no (i) withdrawal by the Partnership, its Subsidiaries or any of their ERISA Affiliates that is a substantial employer from a single-employer plan and that has two or more contributing sponsors at least two of whom are not under common control, as referred to in Section 4063(b) of ERISA, or (ii) cessation by the Partnership, its Subsidiaries or any of their ERISA Affiliates of operations at a facility causing more than twenty percent (20%) of plan participants to be separated from employment, as referred to in Section 4062(e) of ERISA. The Partnership and its ERISA Affiliates have no liability under Section 4064 of ERISA relating to any "defined benefit pension plan" (within the meaning of Section 3(35) of ERISA) maintained or contributed to by any ERISA Affiliate within the five-year period before the Closing Date.

                           0.18.2.5.       Other than routine claims for
benefits under the Partnership Plans, there are no pending, or, to the best knowledge of the Partnership or any Subsidiary, threatened, investigations, proceedings, claims, lawsuits, disputes, actions, audits or controversies involving the Partnership Plans, or the fiduciaries, administrators, or trustees of any of the Partnership Plans or the Partnership, any Subsidiary or any of their ERISA Affiliates as the employer or sponsor under any Partnership Plan, with any of the Internal Revenue Service, the Department of Labor, the Pension Benefit Guaranty Corporation, any participant in or beneficiary of any Partnership Plan or any other person whomsoever. To the Knowledge of the Partnership and any Subsidiary, there is no reasonable basis for any such claim, lawsuit, dispute, action or controversy.

                          For purposes of this Section 3.12(b), the term
"Partnership Plans" shall mean (i) all "employee benefit plans" (as such term is defined in Section 3(3) of ERISA, of which the Partnership, any Subsidiary or any of their ERISA Affiliates (a "Partnership ERISA Affiliate") is or ever was within the three-year period ending on the Closing Date a sponsor or participating employer or as to which the Partnership, any Subsidiary or any Partnership ERISA Affiliate makes contributions or is required to make contributions, and (ii) any similar employment, severance or other arrangement or policy of the Partnership or any Subsidiary providing for insurance coverage (including self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits or retirement benefits, or for profit sharing, deferred compensation, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits.

                 0.18.3. Except as set forth on Schedule 3.12, there are no union or collective bargaining agreements applicable to any Person employed by the Partnership or any Subsidiary that renders services in connection with the Partnership Systems and neither the





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




Partnership nor any Subsidiary has any duty to bargain with any labor organization with respect to any such Person. There has been no work stoppage or strike by employees of the Partnership and the Subsidiaries within the last three years except as disclosed on Schedule 3.12. Except as set forth on
Schedule 3.12, there are not (i) any unfair labor practice charges or arbitration proceedings pending, or to such Seller's Knowledge, threatened against the Partnership or any Subsidiary, (ii) any pending demand for recognition or (iii) any other pending effort of or request or demand from, a labor organization for representative status with respect to any Person employed by the Partnership or any Subsidiary that renders services in connection with the Partnership Systems or the Partnership's Business. Except as described on Schedule 3.12, neither the Partnership nor any Subsidiary has any employment Contracts, either written or oral, with any employee of the Partnership Systems, and none of such employment agreements listed on Schedule
3.12 requires Buyer to employ any person after Closing.

                          The Sellers have delivered to Buyer a list
describing, as of the date of this Agreement, individually and by category, the name of each officer, employee and consultant of the Partnership and each Subsidiary (but not including employees of BCI and employees of the Partnership who work out of the Corporate Office), together with such person's position or function, annual base salary or wage and any incentive, severance or bonus arrangements with respect to such person due from the Partnership, in each case as of the date of this Agreement. Except as disclosed in Schedule 3.12, the completion of the transactions contemplated by this Agreement will not result in any payment or increased payment becoming due from the Partnership or any Subsidiary to any officer, director, or employee of, or consultant to, the Partnership or any Subsidiary (but not including employees of BCI and employees of the Partnership who work out of the Corporate Office), and to such Seller's Knowledge no employee of the Partnership or any Subsidiary has made any threat, or otherwise revealed an intent, to terminate said employee's relationship with the Partnership or any Subsidiary, for any reason, including because of the
consummation of the transactions contemplated by this Agreement.   Neither the
Partnership nor any Subsidiary is a party to any agreement for the provision of labor from any outside agency except as disclosed in Schedule 3.12. To the Partnership's Knowledge, within the three year period preceding the Closing Date there have been no claims by employees of such outside agencies, if any, with regard to employees assigned to work for the Partnership or any Subsidiary, and no claims by any governmental agency with regard to such employees except as disclosed in Schedule 3.12. To such Seller's Knowledge, there are no organizational efforts presently underway or threatened involving any employees performing work for the Partnership or any Subsidiary but provided by an outside employment agency, if any.

                          Neither the Partnership nor any Subsidiary has any
written policies and/or employee handbooks or manuals except as disclosed in
Schedule 3.12.

         0.19. Partnership Systems Information . Schedule 3.13 sets forth the approximate number of plant miles (aerial and underground) for each headend, the approximate bandwidth capability of each headend, the stations and signals carried by each headend and the channel position of each such signal and station, which information is true and correct in all material respects, in each case as of the applicable dates specified therein and subject to any qualifications set forth therein. The Sellers have delivered to Buyer channel lineups and the monthly rates charged for each class of service for each headend in the Partnership Systems, which information is true and correct in all material respects, in each case as of the applicable dates specified therein and subject to any qualifications set forth therein. Except as described in Schedule 3.13, each Partnership System is capable of providing all channels, stations and signals reflected as being carried on such Partnership System on Schedule 3.13. The Sellers have prepared Schedule 6.1 in good faith on information believed by them to be reliable.

         0.20. Finders and Brokers . None of such Seller, the Partnership nor any Person acting on behalf of such Seller or the Partnership has employed any financial advisors, broker or finder or incurred any liability for any financial advisory, brokerage, finder's or similar fee or commission in connection with the transactions contemplated by this Agreement, except such fees of Goldman, Sachs and Company, Waller Capital Corporation and Daniels & Associates that will be paid in full by the Sellers.
         0.21. Transactions with Affiliates . Effective at and as of the Closing, except as disclosed in Schedule 3.15, neither the Partnership nor any Subsidiary will be involved in any business arrangement or business relationship with any Affiliate of the Partnership (other than a Subsidiary), and no Affiliate of the Partnership (other than a Subsidiary) owns any property or right, tangible or intangible, that will be used in the Partnership's Business or the operation of the Partnership Systems. For purposes of this
Section 3.15, the reference to Affiliates includes the Persons who are Affiliates immediately prior to Closing.

         0.22. Competition . Except as set forth on Schedule 3.16, and other than direct broadcast satellite and satellite master antenna television, as of the date of this Agreement with respect to each Service Area: (i) no Person is operating a cable television system or other non-satellite MVPD (or to Seller's Knowledge, MMDS not emitting signals from a Service Area) other than a Partnership System in such area; (ii) no local franchising authority has awarded a cable television franchise in such area to any Person other than the Partnership, any Subsidiary or a Partnership System; and (iii) to the Knowledge of such Seller, no MVPD has applied for a cable television franchise to serve such area.

         0.23. Pending Transactions . Other than the transactions contemplated by the Acquisition Agreements, neither the Partnership nor any Subsidiary has entered into any agreement or letter of intent or other commitment to acquire or dispose of any cable television system that has not been consummated prior to the execution of this Agreement.

         0.24. Acquisition Agreement Schedules; Schedule References . Any information set forth in or disclosed in the schedules to the Acquisition Agreements or any definitive agreement entered into by the Partnership or any Subsidiary in connection therewith in each case as in effect on the date of this Agreement, shall be deemed by this reference to be included in the Schedules to this Agreement to the extent such information and disclosures would reasonably be deemed relevant (based on the level of detail and sufficiency of information provided therein) to the corresponding or analogous representations and warranties made by the Sellers in this Article 3. True and complete copies of the foregoing agreements have been delivered to Buyer prior to the date hereof. Schedule and exhibit references contained in this Agreement are for convenience only and any matter disclosed pursuant to one section, subsection or other provision of this Agreement, are deemed disclosed for all purposes of this Agreement, as long as the disclosure with respect to such matter provides a truthful, accurate and adequate description of all relevant aspects of such matter.

         0.25. Securities Law Matters . Such Seller understands and acknowledges that the Equity Consideration has not been registered or qualified under the federal or applicable state securities laws and the Equity Consideration is being transferred to the Sellers in reliance upon applicable exemptions from such registration and qualification requirements. Such Seller is an "accredited investor" within the meaning of the federal securities laws and acknowledges it has been furnished with or afforded access to, and has had the opportunity to ask questions and receive answers concerning, all information pertaining to the Equity Consideration. The Equity Consideration is being acquired by such Seller for investment only and not with a view to any public distribution thereof. Such Seller understands that the Equity Consideration represents "restricted securities" within the meaning of the federal securities laws and agrees that it will not offer to sell or otherwise dispose of the Equity Consideration in violation of the registration and qualification requirements of the federal and applicable state securities laws.

0.25.1.          REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to each Seller as follows:

         0.26. Organization; Authority . Buyer is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware. Buyer has the requisite power and authority to conduct its activities as such activities are currently conducted and to execute, deliver and perform this Agreement and the other Transaction Documents to which Buyer is a party according to their respective terms. Buyer is duly qualified to do business as a foreign limited liability company and is in good standing in all jurisdictions in which such qualification is necessary, except where such failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement.

         0.27. Authorization and Binding Obligation . The execution, delivery, and performance by Buyer of this Agreement and the other Transaction Documents to which Buyer is a party have been duly authorized by all necessary action on the part of Buyer. This Agreement and the other Transaction Documents to which Buyer is a party have been duly executed and delivered by Buyer (or, in the case of Transaction Documents to be executed and delivered at Closing, when executed and delivered will be duly executed and delivered) and constitute (or, in the case of Transaction Documents to be executed and delivered at Closing, when executed and delivered will constitute) the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with their terms, except as the enforceability of this Agreement and such other Transaction Documents may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws affecting creditors' rights generally or by judicial discretion in the enforcement of equitable remedies.

         0.28. No Conflict; Required Consents . The execution and delivery by Buyer, the performance by Buyer under, and the consummation of the transactions contemplated by, this Agreement and the Transaction Documents to which Buyer is a party do not and will not: (a) conflict with or violate any provision of the Charter Documents of Buyer; (b) violate any provision of any Legal Requirement; (c) require any material consent, approval or authorization of, or filing of any certificate, notice, application, report or other document with, any Governmental Authority or other Person; or (d) (i) result in a material breach of or constitute a material default under (without regard to requirements of notice, lapse of time or elections of other Persons or any combination thereof), (ii) permit or result in the termination, suspension or material modification of, or (iii) result in the material acceleration of (or give any Person the right to accelerate) the performance of Buyer under, any Contract or other instrument by which Buyer or any of its assets is bound or affected, except for any of the foregoing that would not materially adversely affect Buyer's ability to perform its obligations under this Agreement.

         0.29. Finders and Brokers . Neither Buyer nor any Person acting on behalf of Buyer has employed any financial advisors broker or finder or incurred any liability for any financial advisory, brokerage, finder's or similar fee or commission in connection with the transactions contemplated by this Agreement, except any of the foregoing that will be paid in full by Buyer.

         0.30. Securities Law Matters . Buyer understands and acknowledges that the Purchased Interests and the Contributed Interests have not been registered or qualified under the federal or applicable state securities laws and the Purchased Interests are being sold to and purchased by Buyer and the Contributed Interests are being contributed to Buyer in reliance upon applicable exemptions from such registration and qualification requirements. Buyer is an "accredited investor" within the meaning of the federal securities laws and acknowledges it has been furnished with or afforded access to, and has had the opportunity to ask questions and receive answers concerning, all information pertaining to the Purchased Interests and the Contributed Interests. The Purchased Interests and the Contributed Interests are being acquired by Buyer for investment only and not with a view to any public distribution thereof. Buyer understands that the Purchased Interests and the Contributed Interests are "restricted securities" within the meaning of the federal securities laws and agrees that it will not offer to sell or otherwise dispose of the Purchased Interests and the Contributed Interests in violation of the registration and qualification requirements of the federal and applicable state securities laws.

         0.31. Investment Company . Buyer is not, and upon consummation of the transactions contemplated by this Agreement will not be, an "Investment Company" required to register as such under the Investment Company Act of 1940, as amended.

         0.32. Litigation . Except as set forth in Schedule 4.7, there is no Litigation pending or, to Buyer's Knowledge, threatened against Buyer which, individually or in the aggregate, is reasonably likely to materially adversely affect the ability of Buyer to perform its obligations under this Agreement.

         0.33. Balance Sheet . Buyer has delivered to the Sellers a true and complete copy of an audited consolidated balance sheet of Buyer and its consolidated subsidiaries as of December 31, 1998. As of the date of this Agreement, all cable television operations of Buyer and its Affiliates are conducted through Buyer or one or more of its subsidiaries or joint ventures or other Persons in which Buyer holds an equity interest.

         0.34. Financing . As of the Closing Date, Buyer will have available cash or cash equivalents on hand in an amount sufficient to enable it to pay in cash the full amount of the Purchase Price and consummate the transactions contemplated by this Agreement. At the Closing Date, Buyer will be able to arrange the refinancing of the Credit Facility, if necessary. On the date required for repurchase pursuant to any tender offer, Buyer also will have available the cash or cash equivalents, or access to such cash equivalents under its existing credit facility, to repurchase at 101% of the principal amount thereof any of the notes that are tendered pursuant to the change of control repurchase offer that will be made following the Closing pursuant to
Section 5.8(b).

         0.35.   Capitalization; Delivery of Limited Liability Company
Interests .

                 0.35.1. As of the date hereof, all of the equity interests in Buyer are owned of record and beneficially by Charter Communications, Inc. As of the date hereof, there are no preemptive rights, whether at law or otherwise, to purchase any securities of Buyer and, except as disclosed in
Schedule 4.10(a), there are no outstanding options, warrants, subscriptions, agreements, plans, rights or other commitments pursuant to which Buyer is or may become obligated to sell or issue any Units or any other equity security, and there are no outstanding securities convertible into such Units or any other equity security.

                 0.35.2. The Equity Consideration being issued hereunder, when issued and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly authorized and validly issued. The delivery of such Equity Consideration pursuant to this Agreement will transfer to the Sellers good and valid title to such Equity Consideration, free and clear of all Liens and any other limitations or restrictions (including any restrictions on the right to vote, sell or otherwise dispose of such interest), other than the transfer restrictions created by the Operating Agreement or imposed by applicable Legal Requirements.

         0.36. Pending Buyer Acquisitions . Schedule 4.11 sets forth a description of each pending transaction as of the date hereof in which Buyer, directly or indirectly, would acquire a majority or other equity interests in, or the operating business of, any Person (the "Pending Buyer Acquisitions"). Except as set forth on Schedule 4.11, Buyer has delivered to Sellers true and complete copies of the purchase agreement and/or other acquisition documents in connection with or relating to each of the Pending Buyer Acquisitions. Buyer will deliver to Sellers within 30 days of this Agreement true and complete copies of the purchase agreement and/or other acquisition documents in connection with or relating to each of the Pending Buyer Acquisitions described on Schedule 4.11, subject to reasonable confidentiality restrictions; provided that

Buyer uses commercially reasonable efforts to secure a waiver of such restrictions.

         0.37.   SEC Filings; Financial Information .

                 0.37.1. Buyer has delivered to the Sellers Amendment No. 2 to the Registration Statement on Form S-4 filed by Charter Communications Holdings, LLC with the SEC (File No. 333-77499) on June 21, 1999 (the "CCH S-4"). Other than with respect to information regarding the transactions contemplated by this Agreement, the CCH S-4, as of the date hereof does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                 0.37.2. The pro forma system cash flow information for Buyer and its subsidiaries (giving pro forma effect to the Pending Buyer Acquisitions and the transactions contemplated herein) attached as Schedule 4.12(b) have been prepared in good faith on the basis of assumptions believed by Buyer to be reasonable.

0.37.2.1.        SPECIAL COVENANTS AND AGREEMENTS

         The parties covenant and agree as follows:

         0.38. Access to Premises and Records . Between the execution of this Agreement and the Closing, upon reasonable notice the General Partner will cause the Partnership and the Subsidiaries to give to Buyer and its representatives reasonable access during normal business hours to all the premises and books and records of the Partnership's Business and to all of the Partnership Assets and Partnership Systems' personnel and will furnish to Buyer and its representatives all such documents, financial information and other information regarding the Partnership's Business, the Partnership Systems and the Partnership Assets as Buyer from time to time reasonably may request.

         0.39. Continuity and Maintenance of Operations; Certain Deliveries and Notices . Except as described on Schedule 5.2-I or as Buyer may otherwise consent (which, in the case of Sections 5.2(a) and 5.2(g) (except as specifically set forth therein), will not be unreasonably withheld, conditioned or delayed) between the date of this Agreement and the Closing, the Sellers will cause the Partnership and the Subsidiaries to:

                 0.39.1. conduct the Partnership's Business in good faith and operate the Partnership Systems only in the usual, regular and ordinary course and consistent with past practices, except as provided in this Agreement and the Partnership's Budget (subject to, and except as modified by, compliance with the following covenants), including operating substantially in accordance with the Partnership's Budget, completing ongoing and planned line extensions, placing conduit or cable in new developments, fulfilling installation requests, completing disconnection work orders and disconnecting and discontinuing service to customers whose accounts are delinquent, and, to the extent consistent with such conduct and operation, use its commercially reasonable efforts to (i) preserve the Partnership's Business intact in all material respects, including preserving existing relationships with franchising authorities, suppliers, customers and others having business dealings with the Partnership Systems, and (ii) keep available the services of its employees and agents providing services in connection with the Partnership's Business and the Partnership Systems, and (iii) continue budgeted marketing, advertising and promotional expenditures with respect to the Partnership's Business and the Partnership Systems consistent with past practices;

                 0.39.2. (i) maintain the Partnership Assets in operating condition; (ii) maintain inventory for the Partnership Systems at levels consistent with past practices (as adjusted for historical rebuild activities) and sufficient to operate the Partnership Systems in the ordinary course of business; (iii) use commercially reasonably efforts to maintain in full force and effect policies of insurance with respect to the Partnership's Business consistent with past practices; (iv) promptly notify Buyer of any event that results in any material loss or damage to the Partnership Assets or Partnership Systems (whether resulting from fire, theft, or any other casualty); (v) maintain its books, records and accounts with respect to the Partnership Assets and the operation of the Partnership Systems in the usual, regular and ordinary manner on a basis consistent with past practices; (vi) comply in all material respects with all Legal Requirements applicable to the Partnership and the operation of the Partnership's Business; (vii) and subject to the availability of labor and materials and to other matters outside the reasonable control of the Partnership, continue to make capital expenditures, including rebuild expenditures, materially consistent with the Partnership's Budget or otherwise implement the rebuild program contemplated by the Partnership's Budget;

                 0.39.3. promptly deliver to Buyer true and complete copies of all quarterly financial statements and all monthly and quarterly financial and operating reports with respect to the operation of the Partnership's Business prepared in the ordinary course of business by or for any of the Partnership at any time from the date of this Agreement until the Closing;

                 0.39.4. give or cause to be given to Buyer and its counsel, accountants and other representatives, as soon as reasonably possible but in any event prior to the date of submission to the appropriate Governmental Authority, copies of all FCC Forms 1200, 1205, 1210, 1215, 1220, 1225, 1235 and 1240 or any other FCC forms required to be filed with any Governmental Authority under the 1992 Cable Act with respect to rates and prepared with respect to any of the Partnership Systems;

                 0.39.5. timely file a notice of renewal under Section 626 of the Cable Act with the appropriate Franchising Authority with respect to any System Franchise (other than those disclosed in Schedule 3.7) that will expire within 30 months after any date between the date of this Agreement and the Closing Date;

                 0.39.6. promptly notify Buyer of any fact, circumstance, event or action by it or otherwise (i) which if known at the date of this Agreement would have been required to be disclosed by it in or pursuant to this Agreement or (ii) the existence, occurrence or taking of which would result in the condition set forth in Section 6.1(a) not being satisfied at the Closing, and, with respect to clause (ii), will use its commercially reasonable efforts to remedy the same.

                 0.39.6.1.        except as set forth in Schedule 5.2(g), not

                          (i) modify, terminate, renew, suspend or abrogate any System Contract (other than the System Contracts listed in the other clauses of this Section 5.2(g));

                          (ii) enter into, modify, terminate, renew, suspend or abrogate any retransmission consent System Contract, System Franchise or System License, except for renewals (other than renewals of System Franchises) on terms that are not materially different from those which currently exist and renewals of System Franchises as otherwise required or permitted under this Agreement or modify or amend any Acquisition Agreement in a manner that is materially less favorable to the Partnership than the terms thereof as of the date of this Agreement;

                          (iii) enter into, modify, terminate, renew, suspend or abrogate any System Contract evidencing Leased Property or Other Real Property Interests, lease agreements for Tangible Personal Property except for renewals on terms that are not materially different from those which currently exist;

                          (iv) engage in any marketing, subscriber installation, collection or disconnection practices;

                          (v) make any election with respect to any cost of service proceeding conducted in accordance with Part 76.922 of Title 47 of the Code of Federal Regulations or any similar proceeding with respect to any Partnership System, in either case without providing notice of such election to Buyer;

                          (vi) enter into any agreement with or commitment to any competitive access provider and/or local exchange company or any internet access or on-line services provider with respect to the use or lease of any of the Partnership Assets;

                          (vii) except as contemplated by this Agreement, sell, transfer or assign any portion of the Partnership Assets or permit the creation of a Lien (other than Permitted Liens) on any of the Partnership Assets;

                          (viii) decrease the rate charged for any level of Basic Services, Expanded Basic Services or any Pay TV or add, delete, retier or repackage any analog programming services, in each case except to the extent required under the 1992 Cable Act or any other Legal Requirement; provided, however, that if rates are decreased in order to so comply, the Partnership will provide the Buyer with copies of any FCC forms (even if not filed with any Governmental Authority) that the Partnership, any Subsidiary or any Partnership

         System used to determine that the new rates were required;

                          (ix) convert any Partnership Systems to any billing system or otherwise change billing arrangements for any of the Partnership Systems;

                          (x) enter into any Contract of any kind relating to the Cable Business to be assumed by Buyer that individually or in the aggregate call for payments over its terms or otherwise involving expenditures in excess of $100,000, except for the renewal of Contracts that would, but for such renewal, terminate in accordance with their terms prior to Closing;

                          (xi) except pursuant to or required by plans, agreements or arrangements already in effect on the date hereof or as set forth in Section 5.12, make any material increase in compensation or benefits payable or to become payable to employees or make any material change in personnel policies, or modify, terminate, renew, renegotiate, suspend or abrogate any insurance or annuity policy or contract used to provide benefits under any Partnership Plan;

                           (xii) except as disclosed on Schedule 3.12, take any action with respect to the grant or increase of severance or termination pay in excess of $400,000 in the aggregate, payable by the Partnership or any Subsidiary after the Closing Date;

                          (xiii) engage in any material transaction with respect to the Partnership's Business or the Partnership Systems not otherwise contemplated by the Partnership's Budget, except for the renewal of Contracts that would, but for such renewal, terminate in accordance with their terms prior to Closing and the Acquisition Agreements listed on Schedule 3.17 (including definitive agreements relating thereto);

                          (xiv) enter into, modify, terminate, renew, suspend or abrogate any System Contract relating to programming or to the provision of telephony or related services;

                          (xv) offer services under the ICTV, TCI@Home, Bresnan@Home, World Gate or OSS agreements to any Subscribers other than in the Partnership Systems set forth on Schedule 5.2(g);

                          (xvi) modify or extend the ICTV, TCI@Home, Bresnan@Home or OSS agreements;

                          (xvii) enter into, modify or amend any Contract for any fiber or fiber capacity lease or use arrangements or for any internet access or on-line services arrangements (other than Systems Contracts for the provision of internet access to business premises and leases for point to point business data exchange); or (xviii) agree to do any of the foregoing;

provided, with respect to (i), (iii), (iv), (vii), (viii), (x), (xi) and (xii), the Partnership and its Subsidiaries may take such actions to the extent consistent with the ordinary course of business, past practice or the Partnership's Budget;

provided, further, that notwithstanding the preamble to Section 5.2, any consent of the Buyer relating to an action which is prohibited by clauses (ii),
(vi), (vii), (ix), (x), (xiii), (xiv), (xv), (xvi), (xvii) and (xviii) (but only to the extent that clause (xviii) relates to the foregoing clauses) of this Section 5.2(g) may be withheld by Buyer in its sole and absolute discretion.

                 0.39.7. use its commercially reasonable efforts to challenge and contest any Litigation brought against or otherwise involving the Partnership, any Subsidiary or the Partnership Systems that could result in the imposition of Legal Requirements that could cause the conditions to the Closing not to be satisfied.

         0.40.   Required Consents, Franchise Renewal .

                 0.40.1. Prior to the Closing, the Sellers will cause the Partnership to use commercially reasonable efforts to obtain in writing as promptly as possible all of the Required Consents in form and substance reasonably satisfactory to Buyer, and will deliver to Buyer copies of such Required Consents promptly after they are obtained. Buyer will cooperate with the Sellers and the Partnership in their efforts to obtain the Required Consents; provided that Buyer will not be required to accept or agree or accede to any modifications or amendments to, or the imposition of any condition to the transfer of control of, any of the material System Franchises, System Licenses, System Contracts, or leases or documents evidencing Leased Real Property or Other Real Property Interests, that in either case, would make, or are reasonably likely to make, the underlying instrument materially more onerous or that would materially reduce in any respect, or are reasonably likely to materially reduce in any respect, the benefits available under the instrument in respect of which the consent relates. Within 45 days after the date of this Agreement, the General Partner, in its capacity as the representative of the Sellers, and Buyer will cooperate with each other to complete, execute and deliver, or cause to be completed, executed and delivered to the appropriate Governmental Authority or other Person, an application on FCC Form 394 (or other appropriate form) and appropriate letters of transmittal requesting such Governmental Authority's or other Person's consent to transfer of control of each System Franchise, System License, System Contract, or lease or document evidencing Leased Real Property or Other Real Property Interest as to which such consent is required. The parties agree that without the Sellers' and Buyer's prior consent, no notice or application or similar document filed with a Governmental Authority or other Person for the purpose of requesting a Required Consent (including any FCC Form 394 filed hereunder with respect to a System Franchise) or notifying such party of the transactions contemplated by this Agreement will state that the purchase and sale of the Purchased Interests, contribution of the Contributed Interests and the Closing hereunder are conditioned on or will necessarily result in consummation of any transaction other than the transactions contemplated by this Agreement or will request that any such Required Consent be conditioned on consummation of any transaction other than the occurrence of the Closing hereunder, and Sellers and Buyer will not be required to accept a Required Consent that is so conditioned without the Sellers' or Buyer's consent, respectively.

                 0.40.2. Prior to the Closing, each Seller will use commercially reasonable efforts to obtain in writing as promptly as possible all of the Required Consents required to be obtained by such Seller, in form and substance reasonably satisfactory to Buyer, and will deliver to Buyer copies of such Required Consents promptly after they are obtained. No Seller will take any action that would result in the condition set forth in Section 6.1(a) not being satisfied with respect to such Seller at the Closing. All documents delivered or filed with any Governmental Authority or any Person by or on behalf of the Partnership, any Subsidiary or the Partnership Systems pursuant to this Section, when so delivered or filed, will be correct, current and complete in all material respects. Sellers will cause the Partnership, any Subsidiary and the Partnership Systems to cooperate with Buyer to obtain all Required Consents and no Party shall intentionally take any action or steps that would prejudice or jeopardize the obtaining of any

Required Consent. The Partnership, any Subsidiary and the Partnership Systems will not accept or agree or accede to any modifications or amendments to, or the imposition of any condition to the transfer of, any of the System Franchises, System Licenses or System Contracts that are not reasonably acceptable to the other Party. No Seller will sell, assign, transfer or otherwise dispose of all or any portion of the Purchased Interests and the Contributed Interests held or represented to be held by it on the date of this Agreement.

                 0.40.3.          Notwithstanding the provisions of subsections
(a) and (b) above, no Person will have any further obligation to obtain Required Consents: (i) with respect to license agreements relating to pole attachments where the licensing authority will not consent to an assignment of such license agreement but requires that Buyer enter into a new agreement with such licensing authority, in which case Buyer shall use its commercially reasonable efforts to enter into such agreement prior to Closing or as soon as practicable thereafter and the General Partner, in its capacity as the representative of the Sellers, will cooperate with and assist Buyer in obtaining such agreements; (ii) for any business radio license or any private operational fixed service (POFS) microwave license which the General Partner, in its capacity as the representative of the Sellers, reasonably expects can be obtained within 120 days after the Closing and so long as a conditional temporary authorization (for a business radio license) or a special temporary authorization (for a POFS license) is obtained by Buyer under FCC rules with respect thereto; (iii) with respect to Contracts evidencing Leased Real Property, if, with the consent of Buyer, the Sellers cause the Partnership to obtain and make operational prior to Closing substitute Leased Real Property that is reasonably satisfactory to Buyer; (iv) with respect to Contracts evidencing leased Tangible Personal Property that is material to the Partnership's Business, if, with the consent of Buyer, the Sellers cause the Partnership to obtain and make operational prior to Closing substitute Tangible Personal Property that is reasonably satisfactory to Buyer; and (v) with respect to Contracts which are not identified with an asterisk (*) on Schedule 3.2, if the Sellers use commercially reasonable efforts to obtain the Required Consent of the other party to such Contract but fails to obtain such consent on or prior to Closing.

                 0.40.4. Prior to the Closing, the Sellers will cause the Partnership to use commercially reasonable efforts to obtain a renewal or extension of any System Franchise (for a period expiring no earlier than three years after the Closing Date) for which a valid notice of renewal pursuant to the formal renewal procedures established by Section 626 of the Cable Act has not been timely delivered to the appropriate Governmental Authority and no written confirmation has been received from such Governmental Authority that the procedures established by Section 626 of the Cable Act nonetheless will be applicable with respect to the renewal or extension of such System Franchise.

         0.41.   Confidentiality; Press Release .

                 0.41.1. Sellers may from time to time in the course of this transaction disclose to Buyer information and material concerning the Sellers, the Partnership and the Subsidiaries, the Partnership Assets and the Partnership Systems, including proprietary information, contracts, marketing information, technical information, product or service concepts, subscriber information, rates, financial information, ideas, concepts and research and development (any of the foregoing and any analysis, compilations, studies or other documents prepared by or on behalf of Buyer in respect thereof are hereafter collectively referred to as "Confidential Information"). The term "Confidential Information" does not include any item of information that (1) is publicly known at the time of its disclosure or (2) is lawfully received from a third party not bound to keep such information confidential. Prior to the Closing, Buyer may disclose Confidential Information if disclosure is required, in the reasonable opinion of counsel, by applicable Legal Requirements and if Buyer has used all reasonable efforts, and has afforded the other parties hereto the opportunity, to obtain an appropriate protective order, or other satisfactory assurance of confidential treatment, for the information compelled to be disclosed. Buyer agrees that Confidential Information received from the Sellers or, prior to the Closing, from the Partnership shall be used solely in connection with the transaction contemplated by this Agreement. Buyer agrees that it shall treat confidentially and not directly or indirectly, divulge, reveal, report, publish, transfer or disclose, for any purpose whatsoever (other than to its investors, financing sources and agents for the purpose of consummating the transactions contemplated by this Agreement, each of whom Buyer shall cause to maintain the confidentiality of such Confidential Information), all or any portion of the Confidential Information disclosed to it by the Sellers or by the Partnership or the Subsidiaries. In the event of a breach of the covenants contained in this Section 5.4(a), the Sellers shall be entitled to seek injunctive relief as well as any and all other remedies at law or equity. If the Closing does not occur, the Confidential Information, except for that portion which consists of analysis, compilations, studies or other documents prepared by or on behalf of Buyer, will be returned to the Sellers immediately upon the Sellers' request therefor; and that portion of the Confidential Information which consists of analysis, compilations, studies or other documents prepared by or on behalf of Buyer will be held by Buyer and kept confidential and subject to the terms of this Section 5.4(a), or will be destroyed.

                 0.41.2. No party will, and the Sellers will not permit the Partnership to, issue any press release or make any other public announcements concerning this Agreement or the transactions contemplated by this Agreement without the prior written consent and approval of Buyer (in the case of the Sellers or the Partnership) or the Sellers (in the case of Buyer) except for disclosures required by applicable Legal Requirements. With respect to press releases or any other public announcement required by applicable Legal Requirements, the party intending to make such release or disclosure shall provide the other parties with an advance copy and a reasonable opportunity to review.

                 0.41.3. This Section 5.4 shall be deemed in addition to, and not in limitation of, those restrictions contained in the Confidentiality and Nondisclosure Letter Agreement dated

May 27, 1999, between Charter Communications, Inc. and Waller Capital Corporation on behalf of the Partnership, which agreement is hereby incorporated herein by this reference.

                 0.41.4. Notwithstanding the provisions of this Section 5.4, any party or its Affiliate may file a copy of this Agreement (but not the Disclosure Letter or Schedules) as an exhibit, if reasonably required, to any Registration Statement filed with the SEC.

         0.41.4.1. Cooperation; Commercially Reasonable Efforts . The parties shall cooperate, and the Sellers shall cause the Partnership to cooperate, with each other and their respective counsel and accountants in all commercially reasonable respects in connection with any actions required to be taken as part of their respective obligations under this Agreement, and otherwise use their commercially reasonable efforts, and the parties shall also, and the Sellers shall cause the Partnership to, use its commercially reasonable efforts to consummate the transactions contemplated hereby and to fulfill their obligations hereunder as expeditiously as practicable.

         0.42. HSR Act . To the extent required by law, and no later than 30 days after the execution of this Agreement, Buyer and the Sellers will each complete and file, or cause to be completed and filed at its own cost and expense, any notification and report required to be filed under the HSR Act with respect to the transactions contemplated by this Agreement and each such filing shall request early termination of the waiting period imposed by the HSR Act. The parties shall use their respective commercially reasonable efforts to respond as promptly as reasonably practicable to any inquiries received from the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") for additional information or documentation and to respond as promptly as reasonably practicable to all inquiries and requests received from any other Governmental Authority in connection with antitrust matters. The parties shall use their respective commercially reasonable efforts to overcome any objections which may be raised by the FTC, the Antitrust Division or any other Governmental Authority having jurisdiction over antitrust matters. Each party will cooperate to prevent inconsistencies between their respective filings and between their respective responses to all such inquiries and responses, and will furnish to each other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of necessary filings or submissions under the HSR Act. Notwithstanding the foregoing, no party shall be required to make any significant change in the operations or activities of the business (or any material assets employed therein) of such party or any of its Affiliates, if a Party determines in good faith that such change would be materially adverse to the operations or activities of the business (or any material assets employed therein) of such party or any of its Affiliates having significant assets, net worth or revenue.

         0.43.   Tax Matters .

         The following provisions shall govern the allocation of responsibility between Buyer and Sellers for certain tax matters following the Closing Date:

                 0.43.1. Tax Returns to be Filed After the Closing Date. The Sellers shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Partnership which are required to be filed after the Closing Date and relate solely to periods, or portions thereof, ending on or prior to the Closing Date, including the return for the Partnership's taxable year ending on the Closing Date as a result of the Partnership's constructive termination. Such Tax Returns shall be prepared in accordance with the Partnership's past custom and practice (subject to applicable Legal Requirements and determined on the basis of the appropriate permanent records of such Partnership), notwithstanding any provision of the Partnership Agreement to the contrary. The Sellers shall use reasonable commercial efforts to prepare such Tax Returns in a manner that is consistent with past practice. The Sellers shall provide Buyer with drafts of such Tax Returns (together with the relevant back-up information), and Buyer may submit comments which it deems necessary to the Sellers in connection with the preparation of such Tax Returns. The Sellers shall in good faith consider the inclusion of such comments; provided, however, that the Sellers have the final discretion in determining the final form of such Tax Returns and may file such Tax Returns with the proper Governmental Authority without Buyer's consent.

                 0.43.2.          Cooperation on Tax Matters.

                          0.43.2.1.        Buyer and the Sellers shall
cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 5.7 and any audit, litigation, or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, Litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer and the Sellers agree to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Buyer or the Sellers, as the case may be, shall allow the other party to take possession of such books and records to the extent they would otherwise be destroyed or discarded, subject to a reasonable confidentiality agreement. After the Closing the Sellers and Buyer shall promptly notify the others of any audit or other Tax matter relating to any periods, or portions thereof, prior to the Closing Date which is brought to its attention by notice from the Internal Revenue Service or any other state, local or foreign taxing Governmental Authority and forward to the other copies of any notices, correspondence, reports or other instruments, communications or documents received in connection therewith. Buyer will not settle or compromise any such audit or Tax matter without the consent of the Sellers, which consent shall not be unreasonably withheld.

                          0.43.2.2.        Buyer and the Sellers further agree,
upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including Taxes with respect to the transactions contemplated hereby).

                 0.43.3. Tax Sharing Agreements. All tax sharing agreements or similar agreements with respect to or involving the Partnership or any of the Subsidiaries shall be terminated as of the Closing Date and, after the Closing Date, neither the Partnership, any of the Subsidiaries nor Buyer shall be bound thereby or have any liability thereunder.

                 0.43.4. Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be borne one-half by Buyer and one-half by Sellers. Buyer and the Sellers will cooperate in all reasonable respects to prepare and file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees.

                 0.43.5. Section 754 Elections. To the extent not already in effect, each of the Partnership and its Subsidiaries that is treated as a partnership for federal income tax purposes shall timely file an election under
Section 754 of the Code so that such entities shall be able to adjust the tax basis of their assets (collectively, the "Partnership Assets") under Section 743(b) of the Code as a result of the transactions contemplated herein.

                 0.43.6. Allocation of Purchase Consideration. The Purchase Price, as finally determined pursuant to Section 2.5 and the liabilities of the Partnership and the Subsidiaries attributable to the Purchased Interests (together, the "Purchase Consideration") shall be allocated among the portions of the Partnership Assets attributable to the Purchased Interests in an allocation agreement (the "Allocation Agreement") to be prepared in accordance with the rules under Sections 743(b), 751, 755 and 1060 of the Code. The parties agree that the Purchase Consideration shall be allocated among the Partnership Assets by allocating an amount to the tangible assets of the Partnership and the Subsidiaries equal to the portion of the book value for financial statement purposes of such tangible assets attributable to the Purchased Interests and the remainder to the System Franchises of the Partnership and the Subsidiaries. Buyer shall deliver a draft of the Allocation Agreement to the General Partner, in its capacity as the representative of the Sellers, within thirty (30) days after a final determination is reached pursuant to Section 2.5 for approval and consent, and Buyer and the General Partner, in its capacity as the representative of the Sellers, shall mutually agree upon the Allocation Agreement. Neither Buyer nor any of the Sellers shall unreasonably withhold its approval and consent with respect to the Allocation Agreement. Unless otherwise required by applicable law, Buyer, Sellers, the Partnership and the Subsidiaries agree to act, and cause their respective affiliates to act, in accordance with the computations and allocations contained in the Allocation Agreement in any relevant Tax Returns or similar filings (including any forms or reports required to be filed pursuant to Section 1060 of the Code ("1060 Forms")), to cooperate in the preparation of any 1060 Forms, to file such 1060 Forms in the manner required by applicable law and to not take any position inconsistent with such Allocation Agreement upon examination of any tax refund or refund claim, in any litigation or otherwise.

         0.44.   Certain Financing Matters .

                 0.44.1. Prior to the Closing (or the date on which the Closing would occur but for a breach of this Section 5.8(a)), the Sellers will use commercially reasonable efforts to either (1) procure from the lenders under the Credit Facility, at Buyer's expense, a written waiver, in form and substance reasonably satisfactory to Buyer and the Sellers, that (A) will permit the transactions contemplated by this Agreement to be consummated without an event of default or acceleration thereunder being caused thereby and
(B) will permit the sale and transfer of the Purchased Interests and the contribution of the Contributed Interests to Buyer as contemplated by this Agreement and the receipt by the Sellers of the Purchase Price therefor free and clear of any Liens or other restrictions; or (2) cooperate with Buyer to obtain refinancing of all of the Partnership's existing indebtedness for borrowed money under the Credit Facility to the extent such indebtedness would otherwise be subject to acceleration upon consummation of the Closing absent the consent and waiver described in clause (1).

                 0.44.2. After the Closing (or the date on which the Closing would occur but for a breach of this Section 5.8(b)), Buyer will use commercially reasonable efforts to take all actions required or permitted under the Senior Indenture, in form and substance reasonably satisfactory to the Sellers, that will permit the transactions contemplated by this Agreement to be consummated without an event of default or acceleration thereunder being caused thereby. Without limiting the foregoing, Buyer will make a change of control repurchase offer and take all other steps as may be required under the Senior Indenture following the Closing.

                 0.44.3. Prior to the Closing, the Sellers shall cause the Partnership to use commercially reasonable efforts to make effective the registration statement with respect to the 8% Senior Notes due 2009 and the 9 1/4% Senior Discount Notes due 2009 of Bresnan Communications Group LLC.

                 0.44.4. Buyer understands that consummation of the transactions contemplated by this Agreement requires the prior consent of the lenders under the Credit Facility, and in the absence of such consent, Buyer would have to cause the Partnership and/or the Subsidiaries to refinance such facility at Closing and, subject to Section 5.8(a), no Seller will be responsible for the failure to obtain such consent or to effect such refinancing, which shall be Buyer's responsibility to obtain. Buyer understands that the consummation of the transactions contemplated by this Agreement will constitute a "change of control" under the Senior Indenture and as a result, a repurchase offer must be made following the Closing in accordance with the requirements of the Senior Indenture.

         0.45.   Consent and Agreements of Sellers and Buyer .

                 0.45.1. Each Seller consents to the execution, delivery, and performance of this Agreement by each Seller and to the taking by each Seller and the Partnership of all actions contemplated by this Agreement to be taken by such Person, including the sale of the Purchased Interests and the contribution of the Contributed Interests by each Seller to Buyer.

                 0.45.2. At or prior to the Closing, each of the Sellers and the Partnership will enter into the Fourth Amendment to Contribution Agreement attached hereto as Exhibit C.

                 0.45.3. TCID-MI, TCI LLC and their Affiliates may amend the Keepwell Agreement in their sole discretion at any time at or prior to the Closing, provided that no such amendment shall give rise to any obligations or liability of the Partnership or any Subsidiary post-closing.

                 0.45.4. At or prior to the Closing, the Partnership may sell, transfer or distribute the Excluded Assets described on Schedule 5.9 for such consideration or no consideration and on such terms as the Sellers may determine; provided, however, that the Sellers shall cause the Partnership, its Subsidiaries and the Partnership Systems to have no obligations or liabilities after the Closing Date with respect to the Excluded Assets which are Contracts.

                 0.45.5. For a period of 180 days after the Closing, the Partnership will be entitled to use the trademarks, trade names, service marks, service names, logos and similar proprietary rights included in the Excluded Assets (the "Excluded Rights") to the extent incorporated in or on the Partnership Assets at the Closing on a royalty-free basis, provided that Buyer will cause the Partnership to exercise commercially reasonable efforts to remove all Excluded Rights (except to the extent otherwise permitted by the Seller to which such Excluded Rights are distributed) from the Partnership Assets as soon as reasonably practicable, and in any event within 180 days following the Closing. Notwithstanding the foregoing, nothing in this Section will require Buyer or the Partnership post-closing to remove or discontinue using any Excluded Rights embodied in a mark or logo that is affixed to converters or other items in or to be used in customer homes or properties, or as are used in a similar fashion making such removal or discontinuation impracticable.

                 0.45.6. Buyer covenants that, after the Closing, it shall not take any action or cause or permit any of its Affiliates to take any action that would result in a name change of the "Bresnan Arena" located in Mankato, Minnesota, as provided in that Exclusive Naming Agreement dated January 31, 1999, between Mankato State University and the Partnership.

         0.46. WARN Act . Buyer will not, on or within 90 days after the Closing Date, permit the Partnership to effectuate a "plant closing" or "mass layoff" resulting in "employment loss" at any of the employment sites of the Partnership (as those terms are defined in the WARN Act).

         0.47. Programming and Other Commitments . The SSI Supply Agreement shall be terminated concurrently with the Closing without any further action by the parties. Buyer agrees that the Partnership and the Subsidiaries will be bound by the programming and other commitments described on Exhibit B from and after the Closing.

         0.48. 401(k) Plans . The Partnership is the sponsor or participating employer in a retirement plan qualified under Code section 401(a) that contains a cash or deferred arrangement under Code section 401(k) (hereinafter referred to as the "Bresnan Plan") and Bresnan Communications, Inc. ("BCI") is a participating employer in such plan. If, as of the Closing Date, BCI is still a participating employer in the Bresnan Plan, then, effective as of the Closing, BCI shall cease participation in the Bresnan Plan and no contributions shall be made to the Bresnan Plan with respect any of BCI's employees for compensation earned after the Closing. If, as of the Closing Date, any active employee or employees of BCI shall have account balances in the Bresnan Plan, then, as soon as practicable following the Closing Date, Buyer shall cause the trustee of the Bresnan Plan to transfer to the trustee of a successor plan established by BCI (the "Successor Plan") cash and/or assets, including plan loan obligations, equal to the value of the account balances of each of such BCI's employees under the Bresnan Plan as of the last valuation date immediately preceding the transfer date, which amount shall be credited to the respective account or accounts under the Successor Plan. Notwithstanding the foregoing, the amount so transferred with respect to any employee of BCI shall be reduced by any withdrawals and other distributions made from the Bresnan Plan to such employee between such valuation date and such transfer date.

         0.49. Notification of Certain Matters . Buyer will promptly notify the Sellers in writing of any fact, event, circumstance, action or omission of which Buyer obtains knowledge the existence or occurrence of (i) which if known at the date of this Agreement would have been required to be disclosed by Seller in or pursuant to this Agreement and (ii) the existence, occurrence or taking of which would result in the condition set forth in Section 6.1(a) not being satisfied at Closing.

         0.50. Offers . No Seller (and, where applicable, such Seller's directors, officers, employees, representatives and agents) shall directly or indirectly, (i) offer its Partnership Interest, the Partnership Assets or the Partnership's Business for sale, (ii) solicit, encourage or entertain offers for such Partnership Interest, Partnership Assets or the Partnership's Business, (iii) initiate negotiations or discussions for the sale of such Partnership Interest, Partnership Assets or the Partnership's Business or (iv) make information about such Partnership Interest, Partnership Assets or the Partnership's Business available to any Third Party in connection with the possible sale of such Partnership Interest, Partnership Assets or the Partnership's Business prior to the Closing Date or the date this Agreement is terminated in accordance with its terms.

         0.51. Buyer Acquisition Documents . Upon execution of any material amendments or modifications to the purchase agreement and/or other acquisition documents in connection with or relating to any of the Pending Buyer Acquisitions, Buyer shall promptly deliver to Sellers a true and complete copy of any such amendment or modification. In addition, Buyer shall promptly deliver to the Sellers any information reasonably requested by the Sellers regarding the Pending Buyer Acquisitions. Upon execution of any purchase agreement and/or other acquisition documents to acquire, directly or indirectly, majority or other equity interests in, or the operating business of, any Person other than the Pending Buyer Acquisitions (a "Subsequent Buyer Acquisition"), Buyer shall promptly deliver to the Sellers (i) true and complete copies of the purchase agreement and/or other acquisition documents in connection with or relating to such Subsequent Buyer Acquisition, (ii) copies of the most recent audited (and, if later, or, if audited statements are not available, unaudited) financial statements of the Person which is the subject of such Subsequent Buyer Acquisition and (iii) other information reasonably requested by the Sellers regarding such Subsequent Buyer Acquisition. In each case, Buyer's obligations under this Section 5.15 shall be subject to reasonable confidentiality restrictions; provided that Buyer uses commercially reasonable efforts to secure a waiver of such restrictions.

         0.52.   Other Agreements.

                 0.52.1. Buyer and Sellers shall negotiate in good faith (i) within 90 days after the date hereof, the definitive Operating Agreement to be effective upon the Closing in accordance with the terms set forth on Exhibit E and such additional terms as Buyer and the Sellers may mutually agree and (ii) within 30 days after the date hereof, the definitive Exchange Agreement in accordance with the terms set forth on Exhibit F and such additional terms as Buyer and Sellers may mutually agree. If Buyer and the Sellers do not agree on a definitive Operating Agreement and/or a definitive Exchange Agreement prior to the Closing, the terms set forth in Exhibits E and F, respectively, shall be binding on each of Buyer and the Sellers.

                 0.52.2. Prior to the Closing and issuance of the Equity Consideration to the Sellers, Buyer shall not dispose of its assets other than in the ordinary course of its business or other than for fair market value.

                 0.52.3. If the entity defined as "Charter" in the Registration Rights Agreement ("PublicCo") is formed prior to the Closing, Buyer shall cause PublicCo to execute and deliver the Registration Rights Agreement and the Exchange Agreement at the Closing. If PublicCo is formed after the Closing, Buyer will cause PublicCo to execute and deliver the Registration Rights Agreement and the Exchange Agreement at the time of the formation of PublicCo.

                 0.52.4. Concurrently with the delivery of this Agreement, Vulcan Ventures, Inc., an Affiliate of Buyer controlled by Paul G. Allen, has delivered into escrow a Put Agreement with respect to each Seller, in the form attached as Exhibit H (the "Vulcan Puts"). Buyer shall cause Paul G. Allen to deliver to an escrow agent reasonably acceptable to the Sellers no later than two weeks after the date of this Agreement pursuant to escrow instructions mutually acceptable to the parties, a Put Agreement with respect to each Seller, in the form attached as Exhibit H, duly executed by Paul G. Allen or his attorney-in-fact (conformed copies of which will be delivered to the Sellers). Upon such delivery, the Vulcan Puts shall be terminated and of no further force or effect. In the event any Put Agreement is executed by an attorney-in-fact of Paul G. Allen, Buyer shall deliver to the Sellers, concurrently with the delivery of such Put Agreement and again at Closing, a legal opinion of legal counsel reasonably acceptable to the Sellers, in form and substance satisfactory to the Sellers, confirming that such attorney-in-fact is duly empowered under a power of attorney that is in full force and effect to bind Paul G. Allen under the terms of the Put Agreements executed by such attorney-in-fact.

                 (e) Buyer shall deliver to each of TCID-MI and TCI LLC on the Closing Date, a TCI Put Agreement in the form attached as Exhibit J, duly executed by Buyer.

         0.53. Restructuring of the Partnership . At the election of Buyer, the Sellers will, and will cause the Partnership to, cooperate in good faith with Buyer in effecting a restructuring of the Partnership prior to Closing, as a result of which the Partnership will be merged into or succeeded by a limited liability company. Such restructuring will be at the direction of, and at the sole expense of, Buyer; provided that none of the Sellers will be required to undertake any actions that would, or could reasonably be expected to (as determined by the affected Seller): (i) have an adverse economic effect or any other material adverse effect on such Seller or any of its Affiliates, unless Buyer makes such Seller or its Affiliates whole, or (ii) delay the Closing. If Buyer does not elect to so restructure the Partnership, it will acquire the Purchased Interests and the Contributed Interests in such a manner so as not to cause a dissolution of the Partnership under state law.

0.53.1.          CONDITIONS TO OBLIGATIONS OF BUYER AND SELLERS

         0.54. Conditions to Buyer's Obligations . The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or before the Closing of the following conditions, any of which may be waived by Buyer.

                 0.54.1.          Accuracy of Representations and Warranties.
The representations and warranties of each Seller in this Agreement and in any Transaction Document, without giving effect to any references to or qualifications based on Material Adverse Effect or materiality contained therein, shall be true, complete and correct in all respects, at and as of the Closing with the same effect as if made at and as of the Closing, except for any representation or warranty which is made as of a specified date, which representation or warranty shall be so true and correct as of such specified date; provided, this condition will be deemed satisfied if all such untrue or incorrect representations and warranties in the aggregate, do not have a Material Adverse Effect.

                 0.54.2. Performance of Agreements. Each Seller shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants in this Agreement and in any Transaction Document to be performed and complied with by it at or before the Closing.

                 0.54.3. Deliveries. Each Seller shall have delivered the items and documents required to be delivered by it pursuant to this Agreement, including those required under Section 7.2.

                 0.54.4. Legal Proceedings. No Judgment shall have been entered and not vacated by any Governmental Authority or arbitration tribunal and no Legal Requirement shall have been enacted, promulgated or issued or become or deemed applicable to any of the transactions contemplated by this Agreement by any Governmental Authority or arbitration tribunal, which would prevent or make illegal the purchase and sale of the Purchased Interests or the contribution of the Contributed Interests as contemplated by this Agreement.

                 0.54.5. Franchise Required Consents. The aggregate number of Scheduled Subscribers in the Service Areas and the Acquisition Agreement Services Areas set forth on Schedule 6.1 that are, as of the Adjustment Time, Transferable Service Areas shall be at least 90% of the total Scheduled Subscribers; provided that Schedule 6.1 shall be amended from time to time as necessary to reflect all Acquisition Agreement Service Areas that are the subject of any pending Acquisition Agreements which have not been terminated.

                 0.54.6. Other Required Consents. Seller shall have received evidence, in form and substance reasonably satisfactory to it, that the Required Consents marked with an asterisk on Schedule 3.2 have been obtained in accordance with this Agreement.

                 0.54.7. No Material Adverse Change. Since December 31, 1998, no event has occurred which has had a Material Adverse Effect or has occurred which is reasonably likely to result in a Material Adverse Effect (for purposes of this paragraph a reduction in Equivalent Basic Subscribers shall not constitute by itself a Material Adverse Effect).

                 0.54.8. Subscriber Adjustment. The Subscriber Adjustment (as reasonably estimated by the Sellers in the Preliminary Closing Statement) shall not be greater than $310,000,000.

                 0.54.9. HSR Act Waiting Period. All necessary pre-merger notification filings required under the HSR Act will have been made with the FTC and the Antitrust Division and the prescribed waiting periods (and any extensions thereof) will have expired or been terminated.

         0.55. Conditions to Sellers' Obligations . The obligations of the Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or before the Closing of the following conditions, any of which may be waived if all Sellers so agree.

                 0.55.1.          Accuracy of Representations and Warranties.
The representations and warranties of Buyer in this Agreement and in any Transaction Document, without giving effect to any references to or qualifications based on Material Adverse Effect or materiality contained therein, shall be true, complete and correct in all respects, at and as of the Closing with the same effect as if made at and as of the Closing, except for any representation or warranty which is made as of a specified date, which representation or warranty shall be so true and correct as of such specified date; provided, this condition will be deemed satisfied if all such untrue or incorrect representations and warranties in the aggregate, do not have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement.

                 0.55.2. Performance of Agreements. Buyer shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants in this Agreement and in any Transaction Document to be performed and complied with by it at or before the Closing.

                 0.55.3. Deliveries. Buyer shall have delivered the items and documents required to be delivered by it pursuant to this Agreement, including those required under Section 7.3.

                 0.55.4. Legal Proceedings. No Judgment shall have been entered and not vacated by any Governmental Authority or arbitration tribunal and no Legal Requirement shall have been enacted, promulgated or issued or become or deemed applicable to any of the transactions contemplated by this Agreement by any Governmental Authority or arbitration tribunal, which would prevent or make illegal the purchase and sale of the Purchased Interests or the contribution of the Contributed Interests contemplated by this Agreement.

                 0.55.5. Subscriber Adjustment. Either (1) the Subscriber Adjustment (as reasonably estimated by the Sellers in the Preliminary Closing Statement) shall not be greater than $310,000,000, or (2) Buyer shall have waived its right to the Subscriber Adjustment in excess of $310,000,000.
                 0.55.6. Debt. The consummation of the Closing will not constitute (or would not, with notice or passage of time or both, constitute) a default under the Credit Facility, Senior Indenture or any related instruments, agreements or documents, unless such default shall have been waived or the debt under which such default would occur has been refinanced.

                 0.55.7. HSR Act Waiting Period. All necessary pre-merger notification filings required under the HSR Act will have been made with the FTC and the Antitrust Division and the prescribed waiting periods (and any extensions thereof) will have expired or been terminated.

0.55.7.1.        CLOSING AND CLOSING DELIVERIES

         0.56. The Closing; Time and Place . Subject to the terms and conditions of this Agreement, the Closing shall be held at the offices of Irell & Manella LLP, in Los Angeles, California, at 10:00 a.m., local time, on the Business Day 10 days after the conditions set forth in Sections 6.1(e) and 6.1(f) shall have been satisfied or waived (provided that each Party shall have at least five days' prior notice of the scheduled Closing Date in order to prepare for the Closing), but in no event prior to February 3, 2000, or if the other conditions set forth in Article 6 (other than Sections 6.1(c) and 6.2(c)) are not then satisfied, on the earliest date thereafter when such conditions are satisfied, or at such other place, date and time as may be mutually agreed upon by the Parties. The transactions to be consummated at Closing shall be deemed to have been consummated as of 11:59 p.m., Eastern Time, on the Closing Date. The "Closing Date" is the date on which the Closing occurs.

         0.57. Deliveries by Sellers . Prior to or at the Closing, Sellers shall deliver or cause to be delivered to Buyer the following:

                 0.57.1. Purchased Interests and Contributed Interests. Assignment agreements providing for the assignment of the Purchased Interests and the Contributed Interests to Buyer, in a form reasonably satisfactory to Buyer.

                 0.57.2. Seller's Certificate. A certificate executed by each Seller, dated as of the Closing Date, certifying that the closing conditions specified in Sections 6.1(a) and (b) have been satisfied as to such Seller, except as disclosed in such certificate. Such certificate will merge into the Closing and will not give rise to any claim against any Seller.

                 0.57.3. Consents. Copies of all Required Consents which have been obtained by the Sellers or the Partnership prior to the Closing.

                 0.57.4. Lien Releases. The Sellers shall have delivered to Buyer at or prior to the Closing evidence reasonably satisfactory to Buyer that all Liens, if any, affecting or encumbering the Purchased Interests and the Contributed Interests have been terminated, released or waived, as appropriate, or original executed instruments in form reasonably satisfactory to Buyer effecting such terminations, releases or waivers.

         0.57.4.1. Deliveries by Buyer . Prior to or at the Closing, Buyer shall deliver to Sellers the following:

                 0.57.5. Estimated Purchase Price. The Estimated Purchase Price for the Purchased Interests will be paid to the Sellers by wire or accounts transfer of immediately available funds to accounts designated by the Sellers by written notice to Buyer not less than two Business Days prior to the Closing.

                 0.57.6. Equity Consideration. Assignment agreements providing for the assignment of the Equity Consideration to the Sellers, in a form reasonably satisfactory to the Sellers.

                 0.57.7. Buyer's Certificate. A certificate executed by Buyer, dated as of the Closing Date, certifying that the closing conditions specified in Sections 6.2(a) and (b) have been satisfied as to Buyer, except as disclosed in such certificate. Such certificate will merge into the Closing and will not give rise to any claim against Buyer.

                 0.57.8. Exchange Agreement. Subject to Section 5.16, the Exchange Agreement, in the form attached as Exhibit F, duly executed by Buyer and PublicCo.

                 0.57.9. Registration Rights Agreement. The Registration Rights Agreement, in the form attached as Exhibit G, duly executed by PublicCo.

                 0.57.10. Legal Opinion. The legal opinion (if any) required to be delivered under Section 5.16(d).

                 0.57.11. Release of Escrow. Such notice or agreement as may be required to cause the escrow agent described in Section 5.16(d) to release the Put Agreements held by such escrow agent and deliver such Put Agreements to the Sellers, and such Put Agreements shall be in full force and effect without any default thereunder and in the form delivered to the Sellers as conformed copies under Section 5.16(d).

                 (h) TCI Put Agreements. The TCI Put Agreements, duly executed by Buyer.

0.57.11.1.       TERMINATION.

         0.58. Termination by Agreement . This Agreement may be terminated at any time prior to the Closing by mutual agreement among the Sellers and Buyer.

         0.59. Termination by the Sellers . This Agreement may be terminated at any time prior to the Closing by the Sellers and the purchase and sale of the Purchased Interests and contribution of the Contributed Interests abandoned, upon written notice to Buyer, upon the occurrence of any of the following:

                 0.59.1. Uncured Breach. Prior to the Closing (if the Seller exercising such termination right is not then in material breach of any of its obligations contained in this Agreement), if Buyer is in material breach or default of any of its obligations in this Agreement, or if any of its representations in this Agreement is not true and correct, in either case in such a manner that would cause the conditions contained in Sections 6.2(a) or 6.2(b) not to be met if such breach, default, or other condition were not cured prior to Closing, if Sellers provide Buyer with prompt written notice that provides a reasonably detailed explanation of the facts and circumstances surrounding such breach or default; provided that Sellers shall have no right to terminate if (i) Buyer cures such breach or default within 30 days after its receipt of such written notice, unless such breach or default cannot be cured within such 30-day period; or (ii) the breach or default is capable of being cured prior to the Closing Date and Buyer commences to cure such breach or default within such 30-day period and diligently continues to take all action reasonably necessary to cure such breach or default prior to the Closing Date and such breach or default is cured prior to the Closing Date; provided, however, that if such breach is not cured prior to the Upset Date, the Sellers will have the right to terminate this Agreement under Section 8.2(c).

                 0.59.1. Failure to Deliver Letter Regarding Delivery of the Put Agreements. If, within two weeks after the date of this Agreement, Buyer has not satisfied the delivery requirements contained in Section 5.16(d).

                 0.59.2. Conditions. If the Closing shall not have occurred on any date designated therefor pursuant to Section 7.1 solely because Buyer has refused to consummate the Closing and all of the conditions set forth in Section 6.1 had been satisfied as of such date (or would have been satisfied by actions to be taken at the Closing).

                 0.59.3. Upset Date. If the Closing shall not have occurred on or prior to the Upset Date, unless the failure of the Closing to occur was principally caused by any Seller's failure to act in good faith or a breach of its obligations in accordance with the terms of this

Agreement.

         0.60. Termination by Buyer . This Agreement may be terminated at any time prior to the Closing by Buyer and the purchase and sale of the Purchased Interests and contribution of the Contributed Interests abandoned, upon written notice to the Sellers, upon the occurrence of any of the following:

                 0.60.1. Uncured Breach. Prior to the Closing (if Buyer itself is not then in material breach of any of its obligations contained in this Agreement), if any Seller is in material breach or default of any of its obligations in this Agreement, or if any of its representations in this Agreement is not true and correct, in either case in such a manner that would cause the conditions contained in Sections 6.1(a) or 6.1(b) not to be met if such breach, default or other condition were not cured prior to Closing, if Buyer provides the breaching Seller with prompt written notice that provides a reasonably detailed explanation of the facts and circumstances surrounding such breach or default; provided that Buyer shall have no right to terminate if (i) the breaching Seller cures such breach or default within 30 days after its receipt of such written notice, unless such breach or default cannot be cured within such 30-day period; or (ii) the breach or default is capable of being cured prior to the Closing Date and the breaching Seller commences to cure such breach or default within such 30-day period and diligently continues to take all action reasonably necessary to cure such breach or default prior to the Closing Date and such breach or default is cured prior to the Closing Date; provided, however, that if such breach is not cured prior to the Upset Date, Buyer will have the right to terminate this Agreement under Section 8.3(c).

                 0.60.2. Conditions. If the Closing shall not have occurred on any date designated therefor pursuant to Section 7.1 solely because any Seller has refused to consummate the Closing and all of the conditions set forth in Section 6.2 had been satisfied as of such date (or would have been satisfied by actions to be taken at the Closing).

                 0.60.3. Upset Date. If the Closing shall not have occurred on or prior to the Upset Date, unless the failure of the Closing to occur was principally caused by Buyer's failure to act in good faith or a breach of its obligations in accordance with the terms of this Agreement.

         0.61. Effect of Termination . If this Agreement is terminated as provided in this Article 8, then this Agreement will forthwith become null and void and there will be no liability on the part of any party hereto to any other party hereto or any other Person in respect thereof, provided that:

                 0.61.1. Surviving Obligations. The obligations of the parties described in Sections 5.4, 8.4 and 9.1 (and all other provisions of this Agreement relating to expenses) will survive any such termination.

                 0.61.2. Withdrawal of Applications. All filings, applications and other submissions relating to the transfer of the Purchased Interests and the Contributed Interests shall, to the extent practicable, be withdrawn from the Governmental Authority or other Person to whom made.

                 0.61.3. Breach by Buyer. No such termination will relieve Buyer from liability for breach of its obligations under this Agreement, and in such event the Sellers shall have all rights and remedies available at law or equity, including the right of specific performance against Buyer.

                 0.61.4. Breach by the Sellers. No such termination will relieve any Seller from liability for breach of its obligations under this Agreement, and in such event Buyer shall have all rights and remedies available at law or equity, including the remedy of specific performance against such breaching Seller.

         0.62. Attorneys' Fees . Notwithstanding any provision in this Agreement that may limit or qualify a party's remedies, in the event of a default by any party that results in a lawsuit or other proceeding for any remedy available under this Agreement, the prevailing party shall be entitled to reimbursement from the defaulting party of its reasonable legal fees and expenses (whether incurred in arbitration, at trial, or on appeal).

0.62.1.          MISCELLANEOUS

         0.63. Fees and Expenses . Except as otherwise provided in this Agreement, each party shall pay its own expenses incurred in connection with the authorization, preparation, execution, and performance of this Agreement, including all fees and expenses of counsel, accountants, agents, and representatives.

         0.64. Notices . All notices, demands, and requests required or permitted to be given under the provisions of this Agreement shall be in writing, may be sent by telecopy (with automatic machine confirmation), delivered by personal delivery, or sent by commercial delivery service or certified mail, return receipt requested, shall be deemed to have been given on the date of actual receipt, which may be conclusively evidenced by the date set forth in the records of any commercial delivery service or on the return receipt, and shall be addressed to the recipient at the address specified below, or with respect to any party, to any other address that such party may from time to time designate in a writing delivered in accordance with this
Section 9.2:

If to Buyer:                               c/o Charter Communications, Inc.
                                           12444 Powerscourt Drive, Suite 400
                                           St. Louis, Missouri 63131
                                           Attention:  Curtis S. Shaw, Esq.
                                           Telecopier: (314) 965-8793

with a copy (which shall not               Irell & Manella LLP
constitute notice) to:                     1800 Avenue of the Stars, Suite 900
                                           Los Angeles, California  90067
                                           Attention:  Alvin G. Segel, Esq.
                                           Telecopier:  (310) 203-7199

If to the General Partners
or WBresnan:                               c/o Bresnan Communications, Inc.
                                           709 Westchester Avenue
                                           White Plains, New York 10604
                                           Attention:  Jeffrey S. DeMond and
                                                       Robert V. Bresnan, Esq.
                                           Telecopier:  (914) 993-6601

With a copy (which shall                   Paul, Hastings, Janofsky & Walker LLP
not constitute notice) to:                 399 Park Avenue
                                           New York, New York 10022
                                           Attention:  Marie Censoplano, Esq.
                                           Telecopier:  (212) 319-4090

If to BBC, BBCO or BFI:                    c/o The Blackstone Group
                                           345 Park Avenue
                                           New York, New York  10154
                                           Attention:  Simon Lonergan
                                           Telecopy:  (212) 583-5710

with a copy (which shall not               Simpson Thacher & Bartlett
constitute notice) to:                     425 Lexington Avenue
                                           New York, New York  10017-3954
                                           Attention:  Wilson Neely, Esq.
                                           Telecopier:  (212) 455-2502

If to TCID-MI or TCI LLC:                  c/o AT&T Broadband & Internet Services
                                           9197 South Peoria Street
                                           Englewood, Colorado  80112
                                           Attention: Derek Chang
                                           Telecopier: (720) 875-5396

with a copy (which shall not               Sherman & Howard, L.L.C.
constitute notice) to:                     633 Seventeenth Street
                                           Suite 3000
                                           Denver, Colorado  80202
                                           Attention: Arlene S. Bobrow, Esq.
                                           Telecopier: (303) 299-8140

         0.65. Benefit and Binding Effect . Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any Party hereto without the prior written consent of each other Party, except that Buyer may assign its rights and obligations under this Agreement to an Affiliate of Buyer or an entity in which Paul G. Allen has a direct or indirect equity interest of at least $100,000,000; provided, however, that no such assignment shall be permitted if it could reasonably be expected to delay the Closing. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, legal representatives, successors and permitted assigns. This Agreement shall be for the sole benefit of the Parties hereto and their respective heirs, successors, permitted assigns and legal representatives and is not intended, nor shall be construed, to give any Person, other than the Parties hereto and their respective heirs, successors, assigns and legal representatives, any legal or equitable right, remedy or claim hereunder.
         0.66. Further Assurances . After the Closing the parties shall take any actions and execute any other documents that may be necessary or desirable to the implementation and consummation of this Agreement upon the reasonable request of the other party, at the expense of the requesting party. TCI shall further use commercially reasonable efforts to cooperate with the Partnership to obtain any material consents that were required to be obtained by TCI prior to the closing under the Contribution Agreement that have not yet been obtained and to execute any documents that may be necessary or desirable to evidence the transfer of assets to the Partnership pursuant to the Contribution Agreement.

         0.67. GOVERNING LAW . THIS AGREEMENT SHALL BE GOVERNED, CONSTRUED, AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CHOICE OF LAW PROVISIONS THEREOF).

         0.68. Entire Agreement . This Agreement and the Exhibits hereto, the Disclosure Letter and the other Transaction Documents to be delivered by the parties pursuant to this Agreement, collectively represent the entire understanding and agreement between Buyer and Sellers with respect to the subject matter of this Agreement and supersedes all prior agreements, understandings and negotiations between the parties.

         0.69. Amendments; Waiver of Compliance . This Agreement may be amended and any provision of this Agreement may be waived; provided that any such amendment or waiver (a) will be binding upon a Seller only if such amendment or waiver is set forth in a writing executed by such Seller, and (b) will be binding upon Buyer only if such amendment or waiver is set forth in a writing executed by Buyer. No waiver shall operate as a waiver of, or estoppel with respect to, any subsequent or other matter not expressly waived.

         0.70. Counterparts . This Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument.

         0.71. Rights Cumulative . All rights and remedies of each of the parties under this Agreement will be cumulative, and the exercise of one or more rights or remedies will not preclude the exercise of any other right or remedy available under this Agreement or applicable law.

         0.72.   Survival .

                 0.72.1. Covenants and Agreements. Sections 5.16(d), 5.16(e), 7.3(g) and 7.3(h) and all covenants and agreements contained in this Agreement which by their terms are to be performed after the Closing shall survive the Closing and shall survive until performed in full, including all such covenants and agreements contained in Article 2, and Sections 5.7, 5.8(b), 5.9(e), 5.11 and 9.1.

                 0.72.2. Representations and Warranties of the Sellers. The representations and warranties of the Sellers contained in
Article 3 of this Agreement (other than the representations and warranties contained in Sections 3.1(b), 3.1(c), 3.1(d), 3.2(a) and 3.14 which shall survive the Closing until the expiration of the applicable statute of limitations) shall expire as of the Closing Date and shall not survive the Closing.

                 0.72.3. Representations and Warranties of Buyer. The representations and warranties of Buyer contained in Article 4 of this Agreement (other than the representations and warranties contained in Sections 4.4, 4.5 and 4.6, which shall survive the Closing until the expiration of the applicable statute of limitations) shall expire as of the Closing Date and shall not survive the Closing.

                 0.72.4. Acknowledgment by Buyer. Buyer understands that the representations and warranties of the Sellers contained in this Agreement will not survive the Closing (except as expressly set forth in Section 9.10(b)) and constitute the sole and exclusive representations and warranties of the Sellers to Buyer in connection with the transactions contemplated hereby. BUYER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE EXPRESSED OR IMPLIED (INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR PURPOSE AND ANY WARRANTIES RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS OR LIABILITIES OF THE PARTNERSHIP) ARE SPECIFICALLY DISCLAIMED BY THE SELLERS. Buyer has conducted its own inspection of the Partnership's Business and the Partnership Systems to its own satisfaction and has independently investigated, analyzed and appraised the condition, value, prospects, and profitability thereof and the risks associated therewith.

                 0.72.5. Acknowledgment by the Sellers. Each Seller understands that the representations and warranties of Buyer contained in this Agreement will not survive the Closing (except as expressly set forth in this Section 9.10) and constitute the sole and exclusive representations and warranties of Buyer to the Sellers in connection with the transactions contemplated hereby, and each Seller understands, acknowledges and agrees that all other representations and warranties of any kind or nature expressed or implied are specifically disclaimed by Buyer.

         0.73.   Limitation of Recourse against Sellers .

                 0.73.1. Following the Closing, in the absence of its own actual fraud, no Seller shall have any liability or obligation to indemnify or otherwise hold harmless Buyer or the Partnership (or any of their successors or permitted assigns) for any claim or any loss or liability arising from or in any way relating to this Agreement or any of the transactions contemplated hereby (including any misrepresentation or inaccuracy in, or breach of, any representations or warranties (other than the representations or warranties contained in Sections 3.1(b), 3.1(c), 3.1(d), 3.2(a) and 3.14 ) or any breach or failure in performance prior to the Closing of any covenants or agreements made by the Sellers, or any of them, in this Agreement or in any exhibit or the Schedules hereto or any certificate or instrument delivered hereunder), and neither Buyer nor the Partnership (or any of their successors or permitted assigns) shall be entitled to bring any claim based on, relating to or arising out of any of the foregoing against any Seller (or any of their respective employees, directors, officers, attorneys, agents or representatives). Without limiting the generality of the foregoing, in the absence of actual fraud, neither Buyer nor its respective successors or permitted assigns shall be entitled to seek any rescission of the transactions consummated under this Agreement or other remedy at law or in equity. Notwithstanding the foregoing, this Section 9.11 shall not preclude Buyer from making any claim in respect of a breach of any representation, warranty, covenant or agreement which survives the Closing or any claim under the assignments delivered at the Closing or is contained in the Equity Agreements, which shall each be governed by its respective terms. Buyer agrees that, notwithstanding any other provision of this Agreement or any Transaction Document, and any rule of law or equity to the contrary, the Sellers' obligations and liabilities under this Agreement and the other Transaction Documents shall be nonrecourse to all direct and indirect stockholders, general and limited partners and members of the Sellers and to their successors and assigns and to all of their respective officers, directors, shareholders, employees, and agents, and none of the foregoing (except to the extent (i) it is a Seller (ii) of its interests in the assets of such Seller and (iii) any distribution which has been received by it and which is required by applicable law to be returned, directly or indirectly, to such Seller) shall have any obligation or liability to Buyer arising out of or in connection with the transactions contemplated by this Agreement and the other Transaction Documents.

                 0.73.2. The Sellers shall not be jointly and severally liable to Buyer under this Agreement. Except as set forth below with respect to Sections 2.1, 3.1(b), 3.1(c), 3.2, 3.10(b) and 3.19, each Seller will be liable to Buyer solely for such Seller's Proportionate Interest of any liability or obligation owed to Buyer by any Seller hereunder (regardless of whether such liability or obligation is attributable to any particular Seller). Buyer waives all recourse against each Seller for claims in excess of such Proportionate Interest. Solely with respect to the obligations set forth in
Section 2.1 or the representations and warranties set forth in Sections 3.1(b), 3.1(c), 3.2, 3.10(b) and 3.19, each Seller will be fully responsible for its own breach of such obligations or representations and warranties and will have no liability or obligation arising from any other Seller's breach of such obligations or representations and warranties.

         0.74. Limitation of Recourse against Buyer . Following the Closing, in the absence of actual fraud, Buyer shall not have any liability or obligation to indemnify or otherwise hold harmless the Sellers or the Partnership (or any of their successors or permitted assigns) for any claim or any loss or liability arising from or in any way relating to this Agreement or any of the transactions contemplated hereby (including any misrepresentation or inaccuracy in, or breach of, any representations or warranties (other than the representations or warranties contained in Sections 4.5 and 4.6) or any breach or failure in performance prior to the Closing of any covenants or agreements made by Buyer in this Agreement or in any exhibit or the Schedules hereto or any certificate or instrument delivered hereunder), and neither the Sellers nor any of their successors or permitted assigns shall be entitled to bring any claim based on, relating to or arising out of any of the foregoing against Buyer or the Partnership (or any of Buyer's or the Partnership' employees, directors, agents or representatives). Without limiting the generality of the foregoing, in the absence of actual fraud, neither the Sellers nor their respective successors or permitted assigns shall be entitled to seek any rescission of the transactions consummated under this Agreement or other remedy at law or in equity. Notwithstanding the foregoing, this Section 9.12 shall not preclude the Sellers from making any claim in respect of a breach of any representation, warranty, covenant or agreement which survives the Closing or is contained in the Equity Agreements, which shall each be governed by its
respective terms.   Concurrently with the execution of this Agreement, Charter
Communications, Inc. has delivered to the Sellers a performance guaranty with respect to the terms of this Agreement (the "Purchase Guaranty"). Each Seller agrees that, notwithstanding any other provision of this Agreement or any Transaction Document, and any rule of law or equity to the contrary, and except as set forth in the Purchase Guaranty and the Equity Agreements, Buyer's obligations and liabilities under this Agreement and the other Transaction Documents shall be nonrecourse to all direct and indirect general and limited partners of Buyer and to their successors and assigns and to all of their respective officers, directors, shareholders, employees, and agents, and none of the foregoing (except to the extent (i) of its interests in the assets of Buyer and (iii) any distribution which has been received by it and which is required by applicable law to be returned, directly or indirectly, to Buyer) shall have any obligation or liability to any Seller arising out of or in connection with the transactions contemplated by this Agreement and the other Transaction Documents.

         0.75. Specific Performance . Each of the parties acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each party agrees that the other party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter (subject to Section 9.5) without the requirement of posting a bond or other security therefor, in addition to any other remedy to which they may be entitled, at law or in equity.

         0.76. Commercially Reasonable Efforts . For purposes of this Agreement, "commercially reasonable efforts" or "reasonable commercial efforts" will not be deemed to require a party to undertake extraordinary measures, including the initiation or prosecution of legal proceedings or the payment of amounts in excess of normal and usual filing fees and processing fees, if any, or other payments with respect to any contract that are significant in the context of such contract (or are significant on an aggregate basis as to all contracts).

         0.77. Construction . This Agreement has been negotiated by the parties and their respective legal counsel, and legal or other equitable principles that might require the construction of this Agreement or any provision of this Agreement against the party drafting this Agreement will not apply in any construction or interpretation of this Agreement.



                    [REMAINDER OF PAGE INTENTIONALLY BLANK;
                         SIGNATURES ON FOLLOWING PAGES]

  IN WITNESS WHEREOF, this Agreement has been executed by Buyer, the General
      Partner and the other Sellers as of the date first written above.

                                   BUYER:

                      CHARTER COMMUNICATIONS HOLDING COMPANY, LLC


                      By:
                      Curtis S. Shaw
                      Senior Vice President

                      GENERAL PARTNER:

                      BCI (USA), LLC

                      By:      Bresnan Communications, Inc., its
                               Managing Member


                               By:
                               Name:
                               Title:

                      OTHER SELLERS:

                      BCI (USA), LLC

                      By:      Bresnan Communications, Inc., its Managing Member


                               By:
                               Name:
                               Title:




                               William J. Bresnan, individually

                               TCID OF MICHIGAN, INC.


                               By:
                               Name:
                               Title:

                               TCI BRESNAN LLC


                               By:
                               Name:
                               Title:



                      BLACKSTONE BC CAPITAL PARTNERS L.P.

                               By:     Blackstone Management Associates
                                       III L.L.C., its General Partner


                               By:
                               Name:
                               Title:

                           [THIS IS A SIGNATURE PAGE
                           TO THE PURCHASE AGREEMENT]


                               BLACKSTONE FAMILY INVESTMENT
                               PARTNERSHIP III L.P.

                               By:     Blackstone Management Associates
                                       III L.L.C., its General Partner


                                       By:
                                       Name:
                                       Title:

                                       BLACKSTONE BC OFFSHORE CAPITAL
                               PARTNERS L.P.

                               By:     Blackstone Management
                                       Associates III L.L.C., its
                                       Investment General Partner


                                       By:
                                       Name:
                                       Title:

                        EXHIBIT B TO PURCHASE AGREEMENT

         Buyer agrees that the Partnership and the Subsidiaries will be bound by the programming and other commitments described on this Exhibit B from and after the Closing.

1. Programming Carriage. Notwithstanding the termination of the SSI Supply Agreement at Closing, as to all of the cable television systems that TCID-MI, TCI LLC or any Affiliate of either contributed to the Partnership (the "TCI Contributed Systems") pursuant to the Contribution Agreement after Closing under the Purchase Agreement, Buyer will cause such TCI Contributed Systems to continue carriage of the programming services listed below through the following expiration dates:

SERVICE                                                EXPIRATION DATE
American Movie Classics                                6/30/06
Animal Planet                                          12/30/06
Bravo                                                  6/30/06

                           [THIS IS A SIGNATURE PAGE
                           TO THE PURCHASE AGREEMENT]

Court TV                                               7/2/01
Discovery Channel*                                     12/30/06
DMX                                                    6/30/07
Encore/Starz!**                                        7/2/22
The Learning Channel***                                12/31/06
Odyssey                                                12/31/06
Romance Classics                                       6/30/06
Travel Channel                                         12/30/07

* Discovery Channel will remain on basic if headend carries Discovery Channel on basic as of the Effective Date.

** Monthly fee structure will continue in accordance with previously disclosed terms.

*** The Learning Channel will remain on basic if headend carries The Learning Channel on basic as of the Effective Date.

2. @ Home. Buyer agrees that after the Closing the TCI Contributed Systems will become subject to an At Home Corporation distribution agreement containing terms and conditions that are no less favorable to Buyer than the terms and conditions of Buyer's (or its affiliate's) existing @Home Network Distribution Agreement covering its Fort Worth, Texas cable system, except that At Home Corporation will remain the exclusive Internet service provider for the TCI Contributed Systems for a period ending no earlier than June 4, 2002.